      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2000


                                                      REGISTRATION NO. 333-91619
   -----------------------------------------------------------------------------
   -----------------------------------------------------------------------------

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                             ------------------------

                          POST-EFFECTIVE AMENDMENT NO. 1

                                        TO

                                     FORM S-1
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933
                             ------------------------

                                 MD2PATIENT, INC.
              (Exact name of registrant as specified in its charter)

            GEORGIA                           7375                          62-1798114
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                          501 CORPORATE CENTRE DRIVE,
                      SUITE 200, FRANKLIN, TENNESSEE 37067
                                 (615) 383-8400
         (Address, including zip code, and telephone number, including area code, of registrant's executive offices)


                              JAMES G. PETWAY, JR.

                                MD2PATIENT, INC.
                     501 CORPORATE CENTRE DRIVE, SUITE 200
                           FRANKLIN, TENNESSEE 37067
                                 (615) 383-8400
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

      The Commission is requested to send copies of all communications to:


           R. GREGORY BROPHY, ESQ.                        J. PAGE DAVIDSON, ESQ.
              ALSTON & BIRD LLP                           BASS, BERRY & SIMS PLC
             ONE ATLANTIC CENTER                           315 DEADERICK STREET,
         ATLANTA, GEORGIA 30309-3424                            SUITE 2700
               (404) 881-7000                         NASHVILLE, TENNESSEE 37238-0002
                                                              (615) 742-6200


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 31, 2000


PROSPECTUS
                               34,000,000 SHARES

                                MD2PATIENT, INC.

                      SERIES B CONVERTIBLE PREFERRED STOCK
                           -------------------------

     MD2patient, Inc. d/b/a md2patient.com is offering up to 34,000,000 shares of its Series B Convertible Preferred Stock. md2patient.com is conducting this offering simultaneously with an offering of up to 2,000,000 shares of its Series A Convertible Preferred Stock and Warrants to purchase up to 4,000,000 shares of its Series A Convertible Preferred Stock.

     This offering will terminate on the earlier to occur of (a) the sale of all of the shares offered hereby, (b) December 31, 2000 or (c) our decision to terminate the offering. All payments for shares offered hereby will be deposited into an escrow account at SunTrust Bank until we receive payments for at least 5,000,000 shares of Series B Convertible Preferred Stock. If we do not receive payments for at least 5,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, we will terminate this offering and promptly return all payments plus interest, if any.


     Shares of our Series A and Series B Convertible Preferred Stock do not have ordinary voting rights, except with respect to a proposed merger or sale of our company. Shares of our Common Stock have ordinary voting rights. Heritage Group, LLC and its affiliates own approximately 66.9% of our outstanding shares of Common Stock. As a result, Heritage Group, LLC and its affiliates control our company and will continue to control our company following the completion of this offering.


     This is the initial public offering of our Series B Convertible Preferred Stock. The shares offered by this prospectus may not be transferred or re-sold without our prior written consent. No public market for these shares currently exists and we do not expect a public market to develop. Accordingly, we do not intend to list our Series B Convertible Preferred Stock on any securities exchange or on the Nasdaq Stock Market.

     We have engaged W.R. Hambrecht & Company, LLC to assist in the sale of the shares and Warrants. W.R. Hambrecht will take and process purchase orders for shares, arrange for the electronic delivery of prospectuses to purchasers, accept money from purchasers and deliver shares to purchasers in this offering. W.R. Hambrecht is not required to purchase any shares or to undertake any affirmative selling efforts in this offering.

                                                                               TOTAL
                                                               PER    ------------------------
                                                              SHARE    MINIMUM       MAXIMUM
                                                              -----   ----------   -----------
Price to public.............................................  $1.00   $5,000,000   $34,000,000
Underwriting commissions....................................  $0.03*  $  400,000*  $ 1,020,000*
Proceeds, before expenses, to md2patient.com................  $0.97   $4,600,000   $32,980,000

---------------

* W.R. Hambrecht will receive a fee equal to (i) $400,000 upon the closing of the sale of 5,000,000 shares of Series B Convertible Preferred Stock, (ii) eight cents ($.08) per share of any shares of Series A or Series B Convertible Preferred Stock sold after the initial closing of the sale of 5,000,000 shares, until an aggregate of 6,250,000 shares have been sold, (iii) zero cents ($.00) per share of any shares sold after an aggregate of 6,250,000 shares have been sold and until 16,666,666 shares have been sold, and (iv) three cents ($0.03) per share of any shares sold after an aggregate of 16,666,666 shares have been sold.
                           -------------------------
     INVESTING IN THE SERIES B CONVERTIBLE PREFERRED STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                           -------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           (WR HAMBRECHT & CO. LOGO)


          , 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 31, 2000


PROSPECTUS

            2,000,000 SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK

                    WARRANTS TO PURCHASE 4,000,000 SHARES OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

                                MD2PATIENT, INC.
                            ------------------------

     MD2patient, Inc. d/b/a md2patient.com is offering up to 2,000,000 shares of its Series A Convertible Preferred Stock and Warrants to purchase up to 4,000,000 shares of its Series A Convertible Preferred Stock. md2patient.com is conducting this offering simultaneously with an offering of up to 34,000,000 shares of its Series B Convertible Preferred Stock.

     This offering will terminate on the earlier to occur of (a) the sale of all of the shares and Warrants offered hereby, (b) December 31, 2000 or (c) our decision to terminate the offering. All payments for shares offered hereby will be deposited into an escrow account at SunTrust Bank until we receive payments for at least 5,000,000 shares of Series B Convertible Preferred Stock. If we do not receive payments for at least 5,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, we will terminate this offering and promptly return all payments plus interest, if any.


     Shares of our Series A and Series B Convertible Preferred Stock do not have ordinary voting rights, except with respect to a proposed merger or sale of our company. Shares of our Common Stock have ordinary voting rights. Heritage Group, LLC and its affiliates own approximately 66.9% of our outstanding shares of Common Stock. As a result, Heritage Group, LLC and its affiliates control our company and will continue to control our company following the completion of this offering.


     This is the initial public offering of our Series A Convertible Preferred Stock and Warrants. The securities offered by this prospectus may not be transferred or re-sold without our prior written consent. No public market for these securities currently exists and we do not expect a public market to develop. Accordingly, we do not intend to list our Series A Convertible Preferred Stock or Warrants on any securities exchange or on the Nasdaq Stock Market.

     We have engaged W.R. Hambrecht & Company, LLC to assist in the sale of the shares and Warrants. W.R. Hambrecht will take and process purchase orders for securities, arrange for the electronic delivery of prospectuses to purchasers, accept money from purchasers and deliver securities to purchasers in this offering. W.R. Hambrecht is not required to purchase any securities or to undertake any affirmative selling efforts in this offering.

                                                                PER SHARE      TOTAL
                                                                ---------    ----------
Price to public of Series A Convertible Preferred Stock.....      $1.00      $2,000,000
Underwriting commissions....................................      $0.03*     $   60,000*
Proceeds, before expenses, to md2patient.com................      $0.97      $1,940,000

-------------------------

* W.R. Hambrecht will receive a fee equal to (i) $400,000 upon the closing of the sale of 5,000,000 shares of Series B Convertible Preferred Stock, (ii) eight cents ($.08) per share of any shares of Series A or Series B Convertible Preferred Stock sold after the initial closing of the sale of 5,000,000 shares, until an aggregate of 6,250,000 shares have been sold, (iii) zero cents ($.00) per share of any shares sold after an aggregate of 6,250,000 shares have been sold and until 16,666,666 shares have been sold, and (iv) three cents ($.03) per share of any shares sold after an aggregate of 16,666,666 shares have been sold.
                           -------------------------
     INVESTING IN THE SERIES A CONVERTIBLE PREFERRED STOCK AND WARRANTS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           (WR HAMBRECHT & CO. LOGO)

         , 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    8
Forward-Looking Statements..................................   17
Use of Proceeds.............................................   18
Dividend Policy.............................................   18
Capitalization..............................................   19
Dilution....................................................   20
Selected Financial Data.....................................   22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   23
Business....................................................   27
Management..................................................   35
Certain Relationships and Related Transactions..............   42
Principal Stockholders......................................   44
Description of Capital Stock................................   45
Shares Eligible for Future Sale.............................   49
Federal Income Tax Consequences.............................   51
Plan of Distribution........................................   53
Legal Matters...............................................   55
Experts.....................................................   56
Where You Can Find More Information.........................   56
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our stock.

                                 MD2PATIENT.COM


     We were incorporated in July 1999 to develop and operate a web site to provide access to selected on-line healthcare content and services and to develop customized web pages for our physician subscribers. In April 2000, we completed the initial development and launch of our web site which now includes customized web pages for our physician subscribers, links to other healthcare web sites or clinical information databases and other general healthcare information. Our focus will be to enhance the relationship between our physician subscribers and their patients by providing on our web site content and services available on the Internet that will be useful in educating patients, improving administrative efficiency and improving communications between physicians, or their staff, and patients.



     The selection of our content and services will be made by panels of physicians, organized by specialty, that we have formed or will form to help us select content and services. To date 28 physician panels have been formed. Our staff will regularly survey the Internet to identify and recommend to our physician panels new content and service offerings that may be of benefit to our physician subscribers, their staff and their patients. Our physician panels will be responsible for reviewing the content and services recommended by our staff and selecting content and services for inclusion on or through our web site. We will regularly upgrade our site as our physician panels select new offerings.



     We are a development stage company and, to date, we have only generated revenues of approximately $88,000. Since our inception we have incurred losses and negative cash flow and, as of June 30, 2000, we had an accumulated deficit of $5,005,000. We expect negative cash flow and operating losses to continue for the foreseeable future, and we may never become profitable.



     The market for the Internet services and products we intend to offer is intensely competitive. Since the commercialization of the Internet in the early 1990s, the number of web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. As of June 30, 2000, we had 1,745 subscribers to our web site, of which 139 received their subscriptions for free in connection with their participation as investors in a November 1999 private placement of our Series A Convertible Preferred Stock.



                              RECENT DEVELOPMENTS



     Since the commencement of this offering, we have accelerated the implementation of our business plan by, among other things, expanding our technical and sales infrastructure which has resulted in an increase in the general and administrative expenses associated with operating our business. Concurrently, it has taken substantially longer than we anticipated to raise the $5,000,000 minimum net proceeds necessary to effect the initial closing of this offering. In June 2000, we borrowed $2,250,000 to meet our working capital needs principally from our executive officers and directors. If we are successful in selling at least the minimum number of shares of Series B Convertible Preferred Stock, we believe we will have sufficient capital to meet current liabilities; however, without a reduction in our operating expenses, we believe we will still need additional capital to meet our anticipated long-term capital requirements.



     In an effort to reduce operating expenses, we recently reduced our work force from 58 to 39 employees. As part of this reduction, Mr. Joseph B. Crace resigned as Chief Executive Officer and President to pursue other opportunities, but will continue to serve as a member of our board of directors. Mr. John E. Blount, one of our founders and the Executive Vice President of Physician Services, has succeeded Mr. Crace as Chief Executive Officer. Mr. James G. Petway, Jr., Executive Vice President and Chief Financial Officer, has been appointed to serve as President and has assumed day-to-day operating responsibility of md2patient.com. In addition, our four most senior executive officers and other employees have agreed to a salary deferral pending the initial closing of this offering.



     Despite the reduction in our operating expenses, we expect a significant deployment of cash during the remainder of the calendar year as we continue to implement our business plan and procure the content and services to be provided to our physician subscribers. We are actively pursuing other sources of new cash financing, including the possibility of creating a new series of preferred stock to be issued to institutional investors in connection with a convertible debt or equity investment. Additionally, we are exploring other strategic alternatives that may include a joint venture, strategic alliance or, possibly, the acquisition of md2patient.com. If additional funds are raised through the issuance of equity or convertible debt securities, these securities may have rights, preferences or privileges that are superior to those of the shares available in our public offering and may result in substantial dilution to existing shareholders.

                                  THE OFFERING


     Series B Convertible Preferred Stock. We are offering a minimum of 5,000,000 shares and a maximum of 34,000,000 shares of our Series B Convertible Preferred Stock at a price of $1.00 per share. The shares of our Series B Convertible Preferred Stock will only be offered and sold to (a) physicians (or the physician groups in which they practice) who have subscribed for our web services, and (b) accredited investors. This is the initial public offering of our Series B Convertible Preferred Stock. This offering will terminate on the earlier to occur of (a) the sale of all of the shares offered hereby, (b) December 31, 2000 or (c) our decision to terminate the offering. The offering price of $1.00 per share was determined arbitrarily by us and does not necessarily reflect the value of a share of Series B Convertible Preferred Stock.



     Series A Convertible Preferred Stock. We are also offering up to 2,000,000 shares of our Series A Convertible Preferred Stock at a price of $1.00 per share. The shares of our Series A Convertible Preferred Stock will only be offered and sold to (a) physicians who have subscribed to our web services and that we determine have played or will play an important role in the development or market acceptance of our web site, including members of our physician panels, members of our Physician Advisory Board and physicians with whom we enter into endorsement relationships, and (b) entities with whom we enter into agreements for the provision of content or services to be offered through our site or we otherwise conclude may be helpful in the implementation of our business plan. This is the initial public offering of our Series A Convertible Preferred Stock. The offering of Series A Convertible Preferred Stock will terminate at the same time the offering of Series B Convertible Preferred Stock terminates. The offering price of $1.00 per share was determined arbitrarily by us and does not necessarily reflect the value of a share of Series A Convertible Preferred Stock.



     Warrants to Purchase Series A Convertible Preferred Stock. We are also offering Warrants to purchase up to 4,000,000 shares of our Series A Convertible Preferred Stock. The Warrants will only be offered to (a) physicians who have subscribed to our web services and that we determine have played an important role in the development and market acceptance of our web site, including members of our physician panels, members of our Physician Advisory Board and physicians with whom we enter into endorsement relationships, (b) physician subscribers who refer other physicians who subscribe to our web services, (c) employees and independent contractors who assist us in marketing our web services, and (d) entities with whom we enter into agreements for the provision of content or services to be offered through our site or we otherwise conclude may be helpful in the implementation of our business plan. Each Warrant will entitle the holder thereof to purchase the number of shares of Series A Convertible Preferred Stock underlying the Warrant for $1.00 per share. Offerees will not pay any consideration in connection with our grant or their receipt of the Warrants. The Warrants are exercisable at any time beginning on the date of issuance and ending on the third anniversary of their date of issuance. Our Board of Directors will have the discretion to determine the offerees of the Warrants and, if appropriate, adopt specific criteria for determining the number of underlying shares for which each Warrant is exercisable.



     This is neither a solicitation of an offer to buy nor an offer to sell our securities to persons in the following jurisdictions: Florida, Guam, Idaho, Montana, Nebraska, New Mexico, Puerto Rico, South Dakota, Vermont, and Wyoming. Persons in these jurisdictions are not authorized to purchase any of our securities under this prospectus.


     Investing in this offering involves a high degree of risk. See "Risk Factors" beginning on page 7.

                               THE SHARES OFFERED

     Shares of Series B Convertible Preferred Stock automatically convert into shares of Series A Convertible Preferred Stock on a one-for-one basis at the rate of one-third per year on each anniversary of their issuance. Shares of Series A Convertible Preferred Stock are convertible at any time at the election of the holder into shares of Common Stock on a one-for-one basis. If we complete an underwritten public offering of our Common Stock in which at least $10,000,000 worth of our Common Stock is sold at a price of not less than $1.00 per share, then:

          (1) our Series B Convertible Preferred Stock will automatically become convertible into shares of our Common Stock on the same terms that it is presently convertible into shares of our Series A Convertible Preferred Stock; and

          (2) all outstanding shares of our Series A Convertible Preferred Stock will automatically convert into shares of our Common Stock on a one-for-one basis.

     Shares of Series A and Series B Convertible Preferred Stock may not be transferred or re-sold without our prior written consent.

     Shares of Series A or Series B Convertible Preferred Stock do not have any voting rights, except with respect to a proposed merger or sale of the company and except as otherwise required by law.

     Upon the liquidation, dissolution or winding up of md2patient.com, holders of shares of Series A or Series B Convertible Preferred Stock sold in this offering would be entitled to be paid, before any payment to holders of our Common Stock, an amount equal to $1.00 per share.

     These terms and all other material terms of the Series A and Series B Convertible Preferred Stock are described in greater detail under the heading "Description of Capital Stock" later in this prospectus.

                          CONDITIONS OF THIS OFFERING


     This offering will terminate on the earlier to occur of the sale of all of the shares offered hereby or December 31, 2000. All payments for shares offered hereby will be deposited into an escrow account at SunTrust Bank until we receive payments for at least 5,000,000 shares of Series B Convertible Preferred Stock. If we do not receive payments for at least 5,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, we will terminate this offering and promptly return all payments together with interest, if any. Our officers and directors will be able to purchase shares of Series B Convertible Preferred Stock in the offering in order to meet the minimum of 5,000,000 shares. Such purchases of Series B Convertible Preferred Stock by officers and directors will be on the same terms as purchases by other investors in the offering.



                            CHANGES TO THE OFFERING



     In addition to providing updated information about md2patient.com, this prospectus also describes several changes to the terms of the offering. These changes include the following:



     - we are no longer limiting the offering to physicians who subscribe to our Internet services so that accredited non-physician investors now may purchase shares of Series B Convertible Preferred Stock;

     - non-accredited physician investors now may purchase up to 25,000 shares of Series B Convertible Preferred Stock and there is no limit on the number of shares that any accredited investor may purchase;



     - our officers and directors are no longer prohibited from purchasing shares of Series B Convertible Stock in this offering; and



     - potential offerees of shares of our Series A Convertible Preferred Stock and warrants to purchase shares of Series A Convertible Preferred Stock have been expanded to include (i) members of our physician panels, members of our Physician Advisory Board and physicians with whom we enter into endorsement relationships, and (ii) entities with whom we enter into agreements for the provision of content or services to be offered through our site or we otherwise conclude may be helpful in the implementation of our business plan.



                                RESCISSION OFFER



     On April 7, 2000, we commenced the public offering of our Series B Convertible Preferred Stock. To date, 730 physicians have subscribed for approximately 3,200,000 shares, the proceeds of which have been deposited by WR Hambrecht into an escrow account at SunTrust Bank pending the receipt of subscriptions for at least 5,000,000 shares. Given our changes to the terms of the offering as reflected in this prospectus, we are granting each physician that has previously subscribed for shares of Series B Convertible Preferred Stock in this offering the right to rescind his or her offer to purchase. This rescission right shall remain open for a period of 30 days from the date notice thereof is distributed to each such subscriber. Offers to purchase received following the date of this prospectus, however, as well as prior offers to purchase that are not rescinded within such 30-day period, will be irrevocable unless we fail to meet the minimum 5,000,000 shares or otherwise choose to terminate this offering.


                                USE OF PROCEEDS


     After deducting fees of WR Hambrecht and estimated offering expenses of $850,000, we expect to receive a minimum of (1) $3,750,000 in net proceeds from the offering of Series B Convertible Preferred Stock, (2) no proceeds from the offering of Series A Convertible Preferred Stock and (3) no proceeds from the offering of Warrants. We cannot assure you that we will receive any net proceeds in excess of these estimated minimums. We plan to use the proceeds from this offering for the repayment of debt (including loans made to us in June 2000 by certain of our executives and directors), implementing and expanding the functionality of our web site and associated databases, enhancing our marketing and sales organizations, pursuing relationships with third party vendors of on-line content and services, and expanding our customer support functions. The potential uses of proceeds and the amounts allocated to each such use are subject to management's discretion.


                           -------------------------

     Our principal executive offices are located at 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee 37067. Our telephone number is (615) 383-8400. Our Internet address is www.md2patient.com. We do not intend for information contained on or linked to our web site to be incorporated into this prospectus. In this prospectus, references to the "company," "md2patient.com," "we," "us," and "ours" refer to MD2patient, Inc.

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before buying shares in this offering. Our business could be adversely affected by any of the following factors, in which event the value of our business could decline, and you could lose part or all of your investment.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT


     We were incorporated in July 1999 and, therefore, we have a limited operating history that you can use to evaluate our business or our future prospects. You must consider the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as ours. Some of the risks which we may face as an early stage company include our ability to:


     - implement our business model and strategy and adapt them as needed;

     - attract physicians, their staffs and patients to our web site; and

     - develop third party relationships for our content and services.

     If we fail to successfully manage these risks, expenses and problems, and the other risks described below, current evaluations of our business and prospects may prove to be inaccurate.


WE HAVE MINIMAL REVENUES, WE ARE NOT PROFITABLE AND WE EXPECT FUTURE LOSSES



     Since our inception, we have incurred losses and negative cash flow, and, as of June 30, 2000, we had an accumulated deficit of $5,005,000. We expect negative cash flow and operating losses to continue for the foreseeable future, and we may never become profitable. As of June 30, 2000, we have only generated revenues of approximately $88,000. We expect our operating costs to increase, but because we have no operating history, we have no historical financial data to use as a basis for determining future operating expenses. The principal minimum costs of expanding our business over the next twelve month period are expected to include:



     - direct and indirect selling, marketing, advertising and promotional costs, which we expect to be approximately $600,000;



     - costs incurred in connection with hiring additional personnel to meet our anticipated growth especially in the area of customer service, which we expect to be approximately $1,000,000; and



     - costs incurred to develop our web site and obtain services and content to be offered on or through our web site, which we expect to be approximately $1,300,000.


We cannot assure you that we will ever achieve or sustain profitability. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


WE ARE A DEVELOPMENT STAGE COMPANY WITH VERY LIMITED CAPITAL RESOURCES



     The proceeds of this offering, together with a limited amount of capital previously raised by us in connection with sales of our Common Stock, our Series A Convertible

Preferred Stock and warrants and proceeds from promissory notes issued in June 2000 will be the only capital resources available to us. We do not have a bank credit facility. While we have reduced our operating expenses by restructuring our relationship with Arthur Andersen LLP and reducing our work force, if we only sell the minimum number of shares of Series B Convertible Preferred Stock in this offering, our capital resources will not meet our long-term working capital requirements. Therefore, we are actively pursuing other sources of additional capital, including issuing additional equity securities or incurring significant amounts of debt. Our issuance of additional equity securities would cause dilution to investors in this offering. Our incurrence of additional debt could result in substantial debt service obligations, which, in turn, could cause cash flow problems. Additional capital may not be available to us on commercially reasonable terms or at all. The failure to raise additional needed capital could cause us to fail. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


OUR BUSINESS MODEL IS NEW AND UNTESTED AND OUR WEB SITE MAY NOT ACHIEVE MARKET ACCEPTANCE

     Our success will depend upon our ability to attract physician subscribers to our web site and to motivate those subscribers and their patients to utilize our web site to obtain healthcare information, products and services over the Internet. However, our business model is new and our web site is untested. We cannot guarantee that physician subscribers and patients will utilize our web site, or even the Internet, as a replacement for traditional sources of healthcare information, products and services.

     Acceptance of web sites by physicians and their patients will require a broad acceptance of new methods of conducting business and exchanging information. Our failure to achieve market acceptance and to develop and maintain a large base of physician subscribers and patient users for our web site would cause our business to fail.


WE HAVE ONLY LIMITED CONTENT AND SERVICES AVAILABLE THROUGH OUR WEB SITE



     We currently have only limited content and services available through our web site. Additionally, all of the web site content and services described in this prospectus will have to be obtained from third party content and service providers or developed independently by us. The market for establishing relationships with third parties to provide the content and services to be offered through our site is very competitive and there can be no assurance that such content or services will be available to us on commercially reasonable terms or at all. In addition, we may issue securities in exchange for content or services. Any such issuances will dilute the ownership interest in md2patient.com obtained by investors in this offering. Therefore, there can be no assurance that we will be successful in developing a web site with useful content and services. The failure to develop a web site with useful content and services will cause us to fail. For more information, see "Business -- Third Party Business Relationships."


IF WE ARE UNABLE TO ESTABLISH REVENUE-GENERATING RELATIONSHIPS WITH THIRD PARTIES SUCH AS HEALTHCARE VENDORS AND ADVERTISERS, OUR BUSINESS IS LIKELY TO FAIL

     In addition to creating a large base of physician subscribers and patient users for our web site, we must establish business relationships with healthcare vendors and advertisers in order to obtain revenue from commerce originating on or through our web site. We do not currently have any business relationships of this type and competition for these relationships from other web sites is intense. Vendors and advertisers may be unwilling to enter into relationships with us until our web site is fully operational and we have a significant number of subscribers. If we fail to establish these relationships, our sources of revenue will be very limited and our business is likely to fail. For more information, see "Business -- Third Party Business Relationships."

WE INTEND FOR SOME OF OUR REVENUES TO COME FROM ADVERTISING AND SPONSORSHIPS, AND THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING AND SPONSORSHIP IS UNCERTAIN

     While we are unable to determine how much revenue, if any, we will generate from advertisers and sponsors, we will attempt to obtain some revenue from the sale of advertisements and sponsorships on our web site. The Internet advertising market is new and rapidly evolving. It cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. For example, increased use of filter software programs that allow Internet users to limit or remove advertising from their desktops or the adoption of this type of software by Internet access providers could adversely affect the viability of advertising on the Internet. Many of our potential advertising customers and sponsors may conclude that Internet advertising and sponsorship are not effective relative to traditional advertising and sponsorship opportunities. If the market for Internet advertising and sponsorships fails to develop or develops more slowly than we expect, our potential sources of revenue will be limited and our business may be adversely affected. For more information, see "Business -- Third Party Business Relationships."

WE FACE INTENSE COMPETITION

     The market for Internet services and products is intensely competitive. Since the Internet's commercialization in the early 1990's, the number of web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. We will compete for physician subscribers, content and service providers, advertisers and sponsors with the following categories of companies:

     - on-line services or web sites targeted to the healthcare industry generally;

     - publishers and distributors of traditional offline media, including those targeted to physicians, many of which have established or may establish web sites;

     - general purpose on-line services which provide access to healthcare content and services;

     - public sector and non-profit web sites that provide healthcare information without advertising or commercial sponsorships; and

     - web search and retrieval services and other high-traffic web sites.


     Due to the rapidly evolving nature of our market, the limited barriers to entry and the rapid proliferation of competitors, we are unable to quantify the number of our competitors, but we believe they are numerous. Although we do not believe anyone currently dominates our market, there are several well capitalized companies such as Healtheon/WebMD and Medscape that are already pursuing business strategies that are similar to ours. These companies are significantly further along than we are in the development of their businesses and are already providing products similar to those that we are seeking to develop. Competition from these companies will be intense. Some of our competitors enjoy substantial competitive advantages over us, including:

     - greater resources that can be devoted to the development, promotion and sale of their content and services;

     - longer operating histories;

     - existing Internet products and services that may have already achieved market acceptance;

     - greater financial, technical and marketing resources;

     - existing relationships with key content or service providers;

     - greater name recognition; and

     - established subscriber bases.

For more information, see "Business -- Competition."


WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY


     We currently have two pending trademark applications filed with the United States Patent and Trademark Office, one for md2patient(TM) and one for md2patient.com(TM). At this point in time, we are unable to predict whether the United States Patent and Trademark Office will allow these applications to proceed to registration. For more information, see "Business -- Intellectual Property."

     Our business could be adversely affected if unauthorized parties infringe upon or misappropriate our content, services or proprietary information, such as our trade names, trademarks or trade secrets. Our efforts to protect our intellectual property may not be adequate. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could be time consuming and costly.

WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

     Intellectual property infringement claims could be made against us as the number of our competitors grows or as we aggregate on-line content and services from third parties. These claims could be expensive and divert our attention from our operations. In addition, if we become liable to third parties for infringing their intellectual property rights related to our content, services, name or otherwise, we could be required to pay substantial damages, develop comparable non-infringing intellectual property or obtain a license. We could also be forced to cease providing the content or services or using the name(s) that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, or at all.

WE MAY INCUR LIABILITY FOR CONTENT AND USER DATA CONTAINED ON OUR WEB SITE

     As a content provider, we may face potential liability for intellectual property infringement, defamation, indecency and other claims. In addition, we may incur liability for unauthorized duplication or distribution of third-party content or materials or for information collected from and about our subscribers and users. Third parties or users may bring claims against us relating to proprietary rights or use of personal information. We do not currently maintain general liability insurance for potential claims of this type.


OUR ON-LINE ACTIVITIES MAY EXPOSE US TO MALPRACTICE LIABILITY AND OTHER LIABILITY INHERENT IN HEALTHCARE DELIVERY


     We could be exposed to malpractice or other liability against which we are not insured. Patients who file lawsuits against physicians often name as defendants all persons or companies with any relationship to the physicians. As a result, patients could file lawsuits against us based on treatment provided by physicians who subscribe to our web site, have web pages on our web site or to whom our web site provides a link. In addition, a plaintiff or government agency could take the position that our delivery of healthcare information directly, or information delivered by a third-party web site that a patient accesses through our web site, exposes us to liability for wrongful delivery of healthcare services or erroneous healthcare information. The amount of insurance we may maintain with insurance carriers in the future may not be sufficient to cover all of the losses we might incur from these potential claims.

STATE RESTRICTIONS ON THE PRACTICE OF MEDICINE COULD NEGATIVELY AFFECT OUR ACTIVITIES

     Any finding in a state that we are not in compliance with its laws could require us to restructure our services, which could be time consuming and expensive and which could limit the marketability of our web site. The laws in some states prohibit some business entities from practicing medicine. This is commonly referred to as the prohibition against the "corporate practice of medicine." In general, these laws prohibit us from employing physicians to practice medicine or from directly furnishing medical care to patients. Each state requires licensure for the practice of medicine within that state, and some states consider the receipt of an electronic transmission of selected healthcare information in that state to be the practice of medicine. These types of laws could restrict our activities and the extent to which we can provide healthcare information to patients, physicians and others. If our activities are found to be not in compliance with these laws, we could be subjected to penalties or forced to change our business operations in a manner that increases our costs or reduces our revenue.

STATE AND FEDERAL LAWS THAT PROTECT THE PRIVACY OF HEALTHCARE INFORMATION MAY LIMIT OUR ABILITY TO COLLECT, USE AND DISCLOSE THAT INFORMATION

     Our business could be harmed if we fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of patient healthcare information. Numerous federal and state laws and regulations govern collection, dissemination, use and confidentiality of patient-identifiable healthcare information, including:

     - state privacy and confidentiality laws;

     - state laws regulating healthcare professionals, such as physicians, pharmacists and nurse practitioners;

     - Medicaid laws;

     - the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Health Care Financing Administration; and

     - Health Care Financing Administration standards for Internet transmission of healthcare data.

     The U.S. Congress has been considering proposed legislation that would establish a new federal standard for protection and use of healthcare information. We may not be able to safeguard patient healthcare information from unauthorized disclosure or use, which may subject us to claims for violations of law. In addition, other third party web sites that consumers may access through our web site may not maintain systems to safeguard this healthcare information. Future laws or changes in current laws may necessitate costly adaptations to our systems.

IF WE ARE NOT ABLE TO PREVENT INTERNET SECURITY BREACHES, UTILIZATION OF OUR WEB SITE COULD DECLINE OR NEVER DEVELOP AND WE COULD BE EXPOSED TO LIABILITY

     The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting electronic commerce and engaging in sensitive communications over the Internet. It is anticipated that we will rely on browser-level encryption, authentication and certificate technologies, all of which will be licensed from third parties, to provide the security and authentication necessary to effect secure transmission of confidential information. However, we cannot guarantee that advances in computer capabilities, new discoveries in the field of cryptography or other similar developments will not result in a compromise or breach of our security measures. A party who is able to circumvent our security measures could misappropriate proprietary information or confidential communications or cause interruptions to our operations. We may be required to spend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by security breaches. Any well-publicized compromise of Internet security could deter people from using the Internet or from conducting transactions that involve transmitting confidential information, including confidential healthcare information. To the extent that our activities or the activities of third parties with whom we have business relationships involve the storage and transmission of confidential information, such as patient records or credit information, security breaches could expose us to claims, litigation or other liabilities.

WE MAY EXPERIENCE SYSTEM FAILURES

     To succeed, we must be able to operate our web site 24 hours a day, seven days a week, without interruption. It is anticipated that almost all of our communications and information services will be provided to us by third parties. To operate without interruption, our third party providers must guard against:

     - damage from fire, power loss and other natural disasters;

     - communication failures;

     - software and hardware errors, failures or crashes;

     - security breaches, computer viruses and similar disruptive problems; and

     - other potential interruptions.

System failures could delay the launch of our web site or adversely affect the market acceptance of our web site.

THE INTERNET IS SUBJECT TO EXISTING AND POTENTIAL GOVERNMENT REGULATIONS THAT MAY LIMIT UTILIZATION OF OUR WEB SITE, INCREASE OUR COST OF DOING BUSINESS OR LIMIT OUR ABILITY TO GENERATE REVENUE

     Currently, our business is not subject to substantial government regulation at the federal or state level. However, the amount of government regulation is expected to increase as a number of new laws and regulations affecting Internet businesses are currently under consideration by federal and state legislators. Laws and regulations may be adopted with respect to the Internet and on-line businesses covering issues such as:

     - privacy of user information;

     - pricing of Internet access or of on-line commerce;

     - taxation of Internet access or of on-line commerce;

     - quality and characteristics of on-line content and services;

     - copyrights;

     - on-line advertising of healthcare products and services; and

     - confidentiality of patient information.

Increasing government regulation of these and other areas affecting Internet activities could:

     - slow the development of Internet commerce, which could limit or eliminate some or all of our anticipated sources of revenue;

     - increase regulatory compliance costs for us and the companies with whom we intend to do business;

     - slow the acceptance of the Internet as an advertising medium, which could limit or eliminate advertising as a potential source of revenue for us; and

     - limit the scope of content and services made available on the Internet generally, or on or through our web site in particular, which could limit the market acceptance of our web site among users and/or advertisers and vendors.

For more information, see "Business -- Government Regulation."

OUR BUSINESS COULD BE HARMED IF INTERNET SALES BECOME TAXABLE

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services over the Internet and certain other Internet activities. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Because our business will depend on revenues generated by e-commerce activity associated with our web site, any legislation that impairs the growth of e-commerce could have a material adverse effect on our business.

INVESTORS IN THIS OFFERING MAY HAVE TO HOLD THEIR SHARES FOR AN INDEFINITE PERIOD OF TIME

     Our Articles of Incorporation provide that no holder of shares of our Series A or Series B Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent. In addition, there is no public market for our Series A or Series B Convertible Preferred Stock and no such public market is expected to develop in the future. We do not intend to apply for listing of any class or series of our capital stock on any securities exchange or the Nasdaq Stock Market unless and until we complete an underwritten public offering of our Common Stock. After any such public offering, we would only list for trading our Common Stock. We do not currently know whether or when we will attempt an underwritten public offering of our Common Stock and there can be no assurance that we will ever complete such a public offering or that a market for our Common Stock will ever develop. Therefore, investors in this offering may have to hold their shares for an indefinite period of time and may never have an opportunity to resell them. The Warrants will not be publicly traded and are not transferrable under any circumstances. For more information, see "Description of Capital Stock."

PROCEEDS FROM THIS OFFERING MAY BE HELD IN ESCROW UNTIL DECEMBER 31, 2000

     All payments for shares offered in this offering will initially be deposited into an escrow account with SunTrust Bank. These payments will be released to us by the escrow agent if we sell at least 5,000,000 shares of Series B Convertible Preferred Stock by

December 31, 2000. During this time, investors will not be able to demand return of their investment. To date, 730 physicians have subscribed for approximately 3,2000,000 shares, the proceeds of which have been deposited into an escrow account pending the receipt of subscriptions for at least 5,000,000 shares. Given our changes to the terms of the offering as reflected in this prospectus, we are granting each physician that has previously subscribed for shares of Series B Convertible Preferred Stock the right to rescind his or her offer to purchase. This rescission right shall remain open for a period of 30 days from the date notice thereof is distributed to each such subscriber. Some or all existing investors may withdraw their subscriptions, and therefore their subscriptions may not be included in the 5,000,000 share minimum necessary for us to close the offering. Offers to purchase received following the date of this prospectus, however, as well as prior offers to purchase that are not rescinded within such 30-day period, will be irrevocable. If we do not receive payments for at least 5,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, we will terminate the offering and promptly return payments plus interest, if any. For more information see, "Plan of Distribution."


INVESTORS IN THIS OFFERING WILL INCUR IMMEDIATE DILUTION IN THE BOOK VALUE OF THEIR SHARES


     Investors purchasing shares in this offering will incur immediate and substantial dilution of up to $0.91 in the net tangible book value per share from the public offering price of $1.00 per share, or 91%. In addition, our Board of Directors has the authority to issue a significant number of additional shares of our capital stock without obtaining shareholder approval to do so. Any such issuances will dilute the ownership interest in md2patient.com obtained by investors in this offering. For more information, see "Dilution."


WE MAY NEVER PAY A DIVIDEND

     We have never declared or paid any cash dividends on our capital stock. In addition, we do not anticipate paying cash dividends in the foreseeable future. Our failure to pay a dividend could effect the value of our shares in the future and the return on any investment made in our shares. The shares of Series A and Series B Convertible Preferred Stock offered by us in this offering are not entitled to any mandatory dividend payments. Accordingly, whether and to what extent dividends will ever be declared and paid is subject to the sole discretion of our Board of Directors.

OUR MANAGEMENT MAY FAIL TO ALLOCATE THE USE OF PROCEEDS FROM THIS OFFERING EFFECTIVELY


     Although the potential uses of proceeds from this offering and the amounts allocated to each such use are subject to management's discretion, management expects to use the proceeds to repay debt, implement and expand the functionality of our web site and associated databases, enhance our marketing and sales organization, pursue relationships with third party vendors of on-line content and services and to expand our customer support capabilities. They may use the net proceeds ineffectively or for purposes with which you disagree. Management's failure to apply the proceeds effectively could impede our ability to grow our business.



HERITAGE GROUP, LLC AND ITS AFFILIATES CONTROL APPROXIMATELY 66.9% OF OUR COMMON STOCK


     Holders of our Series A and Series B Convertible Preferred Stock only have the right to vote on a proposed merger or sale of the company, and not on other matters submitted to a vote of shareholders, such as the election of directors. Holders of our Common Stock have the right to vote on all matters submitted to a vote of shareholders. Heritage Group,

LLC and its affiliates own 18,000,000 shares of our Common Stock, which constitutes approximately 66.9% of the outstanding shares of our Common Stock. As a result, Heritage Group, LLC and its affiliates currently control our company and have the ability to determine the outcome of all matters requiring shareholder approval. Following the completion of this offering, Heritage Group, LLC will continue to have this ability, with the possible exception of a proposed merger or sale of the company, which will depend on how many shares are sold in this offering. For more information, see "Certain Relationships and Related Transactions."


                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements are found in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." They include statements concerning:

     - plans for developing and launching our web site;

     - anticipated sources of revenue;

     - our business and operating strategy;

     - anticipated sources of capital and the ability to meet future liquidity and capital requirements;

     - plans for hiring additional personnel;

     - use of proceeds of this offering; and

     - plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.

     When used in this prospectus, the words "expect," "believe," "goal," "plan," "intend," "estimate," "may," "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. Except as required by federal securities laws, we assume no obligation to update any forward-looking statements.

                                USE OF PROCEEDS


     After deducting fees of WR Hambrecht and estimated offering expenses of $850,000, we expect to receive a minimum of (1) no proceeds from the offering of Series A Convertible Preferred Stock, (2) $3,750,000 in net proceeds from the offering of Series B Convertible Preferred Stock and (3) no proceeds from the offering of Warrants. If all of the shares of Series A and Series B Convertible Preferred Stock offered hereby are sold, we would expect to receive a maximum of $34,070,000 in net proceeds, after deducting fees of WR Hambrecht and estimated offering expenses. However, we cannot assure you that we will receive any net proceeds in excess of the estimated minimum of $3,750,000.



     We expect to use the net proceeds from this offering for the repayment of debt (including loans made to us in June 2000 by certain of our executives and directors), implementing and expanding the functionality of our web site and associated databases, enhancing our marketing and sales organizations, pursuing relationships with third-party vendors of on-line content and services, and expanding our customer support functions. Although the potential uses of the proceeds and the amounts allocated to each such use are subject to management's discretion and may be reallocated at any time, the following chart summarizes how md2patient.com currently expects to use the estimated net proceeds from the offering and the order of priority for the uses stated:



                                         MINIMUM OFFERING           MAXIMUM OFFERING
                                         5,000,000 SHARES          36,000,000 SHARES
                                     ------------------------   ------------------------
                                      DOLLARS     PERCENTAGE      DOLLARS     PERCENTAGE
                                     ----------   -----------   -----------   ----------
Estimated Cash Proceeds............  $3,750,000      100.0%     $34,070,000     100.0%
Uses of Proceeds:
  Debt Repayment...................           0          0        2,250,000       6.6
  Technology and Content
     Development...................   1,300,000       34.7       12,000,000      35.2
  Customer Service.................   1,000,000       26.7       10,000,000      29.4
  Business Development/Marketing...     600,000       16.0        6,000,000      17.6
  Corporate and Finance............     700,000       18.7        2,000,000       5.9
  Working Capital..................     150,000        4.0        1,820,000       5.3


     The factors that could cause a change in how we allocate the proceeds among the uses stated above include our success in developing strategic alliances, our pursuit of acquisitions and our expansion of the breadth of content we offer on our web site. Pending the uses set forth above, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing investments or accounts.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on any class or series of our capital stock for the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of md2patient.com as of June 30, 2000:


     - on an actual basis; and

     - as adjusted to reflect the sale by md2patient.com of the minimum 5,000,000 shares of Series B Convertible Preferred Stock offered hereby at a public offering price of $1.00 per share and the receipt of the estimated net proceeds therefrom, after deducting fees of WR Hambrecht and estimated offering expenses.

     The information below is qualified by and should be read in conjunction with "Management's Discussion and Analysis and Results of Operations" and our financial statements and the notes to those statements appearing at the end of this prospectus.


                                                                   JUNE 30, 2000
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
Shareholders' equity:
  Preferred Stock, $.01 par value; 300,000,000 shares
    authorized:
    Series A Convertible; 50,000,000 shares designated;
      5,000,000 shares issued and outstanding, actual;
      5,000,000 shares issued and outstanding, as
      adjusted..............................................  $   50,000   $   50,000
    Series B Convertible; 50,000,000 shares designated; no
      shares issued and outstanding, actual; 5,000,000
      shares issued and outstanding, as adjusted............          --       50,000
  Common Stock, $.01 par value; 300,000,000 shares
    authorized; 30,252,500 shares issued and outstanding,
    actual and as adjusted..................................     302,525      302,525
  Unearned stock grant compensation.........................    (125,525)    (125,525)
  Additional paid-in capital................................   4,686,087    8,386,087
  Deficit accumulated during the development stage..........  (5,004,954)  (5,004,954)
                                                              ----------   ----------
      Total shareholders' equity............................  $  (91,867)  $3,658,133
                                                              ==========   ==========


     The capitalization information set forth in the table above:

     - does not reflect the fact that shares of Series B Convertible Preferred Stock automatically convert into shares of Series A Convertible Preferred Stock on a one-for-one basis at a rate of one-third per year on each anniversary of their issuance;
     - does not reflect the fact that holders of Series A Convertible Preferred Stock may at any time elect to convert all or any portion of those shares into Common Stock on a one-for-one basis;

     - excludes 5,000,000 shares of Series A Convertible Preferred Stock reserved for issuance upon the exercise of outstanding warrants and the Warrants offered hereby with an exercise price of $1.00 per share;


     - excludes 10,000,000 shares of Common Stock reserved for future issuance under our stock option plan.

                                    DILUTION


     Our pro forma net tangible book value at June 30, 2000, after giving effect to the conversion of all outstanding shares of Series A Convertible Preferred Stock into Common Stock on a one-for-one basis, was $(91,867), or $(0.003) per share. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding on a pro forma basis.



     Dilution per share represents the difference between the price per share paid by investors in this offering and the as adjusted pro forma net tangible book value per share immediately after this offering. After giving effect to the sale of the maximum 34,000,000 shares of Series B Convertible Preferred Stock and 2,000,000 shares of Series A Convertible Preferred Stock in this offering at $1.00 per share, and after deducting fees of the placement agent and estimated offering expenses, our as adjusted pro forma net tangible book value at June 30, 2000 would have been approximately $33,978,133, or $0.48 per share. This represents an immediate decrease in pro forma net tangible book value of $0.52 per share to new investors, or 52%. Similarly, after giving effect to the sale of the minimum 5,000,000 shares of Series B Convertible Preferred Stock in this offering at $1.00 per share, and after deducting fees of WR Hambrecht and estimated offering expenses, our as adjusted pro forma net tangible book value at June 30, 2000 would have been approximately $3,658,133, or $0.09 per share. This represents an immediate decrease in pro forma net tangible book value of $0.91 per share to new investors, or 91%. The following tables illustrate this dilution:


MAXIMUM SHARES SOLD (34,000,000 SERIES B AND 2,000,000 SERIES A)


Public offering price per share.............................            $1.00
  Pro forma net tangible book value per share at June 30,
     2000...................................................  $(0.003)
  Increase per share attributable to new investors..........    0.483
As adjusted pro forma net tangible book value per share
  after this offering.......................................             0.48
                                                                        -----
Dilution per share to new investors.........................            $0.52
                                                                        =====
Dilution per share to new investors (percentage)............               52%
                                                                        =====


MINIMUM SHARES SOLD (5,000,000 SERIES B)


Public offering price per share.............................            $1.00
  Pro forma net tangible book value per share at June 30,
     2000...................................................  $(0.003)
  Increase per share attributable to new investors..........    0.093
As adjusted pro forma net tangible book value per share
  after this offering.......................................             0.09
                                                                        -----
Dilution per share to new investors.........................            $0.91
                                                                        =====
Dilution per share to new investors (percentage)............               91%
                                                                        =====


     The following table summarizes, on a pro forma basis after giving effect to this offering, the difference between the number of shares of capital stock purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by new investors purchasing shares of Series B Convertible Preferred Stock and

Series A Convertible Preferred Stock in this offering. We have not deducted fees of the placement agent or estimated offering expenses in our calculations.

MAXIMUM SHARES SOLD (34,000,000 SERIES B AND 2,000,000 SERIES A)


                                   SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                 --------------------   ---------------------     PRICE
                                   NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                 ----------   -------   -----------   -------   ---------
Existing shareholders:
  Common.......................  30,252,500     42.5%   $   100,000      0.2%     $0.01
  Series A Convertible            5,000,000      7.0      5,000,000     12.2      $1.00
     Preferred.................
New investors..................  36,000,000     50.5     36,000,000     87.6      $1.00
                                 ----------    -----    -----------    -----
     Total.....................  71,252,500    100.0%   $41,100,000    100.0%     $0.63
                                 ==========    =====    ===========    =====


MINIMUM SHARES SOLD (5,000,000 SERIES B)


                                   SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                 --------------------   ---------------------     PRICE
                                   NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                 ----------   -------   -----------   -------   ---------
Existing shareholders:
  Common.......................  30,252,500     75.2%   $   100,000      1.0%     $0.01
  Series A Convertible            5,000,000     12.4      5,000,000     49.5      $1.00
     Preferred.................
New investors..................   5,000,000     12.4      5,000,000     49.5      $1.00
                                 ----------    -----    -----------    -----
     Total.....................  40,252,500    100.0%   $10,100,000    100.0%     $0.29
                                 ==========    =====    ===========    =====


     The foregoing discussion and tables do not reflect that, upon the liquidation dissolution or winding up md2patient.com, holders of shares of Series A and Series B Convertible Preferred Stock sold in this offering are entitled to be paid out of our assets, before any payment to holders of our Common Stock, an amount equal to $1.00 per share, as described in more detail later in this prospectus under the heading "Description of Capital Stock." In addition, the foregoing discussion and tables assume no exercise of outstanding warrants and Warrants offered hereby to purchase 5,000,000 shares of Series A Convertible Preferred Stock at an exercise price of $1.00 per share. See "Description of Capital Stock -- Warrants."

                            SELECTED FINANCIAL DATA


     In the table below, we provide you with selected financial data of md2patient.com(a company in the development stage). We have prepared this information using our audited financial statements as of December 31, 1999 and for the period from July 30, 1999 (date of inception) through December 31, 1999, and from our unaudited financial statements as of June 30, 2000 and the six months then ended.


     When you read this selected financial data, it is important that you read along with it the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled, "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.


                                              PERIOD FROM JULY 30, 1999
                                                 (DATE OF INCEPTION)       FOR THE SIX
                                                       THROUGH            MONTHS ENDED
                                                  DECEMBER 31, 1999       JUNE 30, 2000
                                              -------------------------   -------------
STATEMENTS OF OPERATIONS DATA
Revenues
  Interest Income...........................         $   25,610            $    32,950
  Subscription fees.........................                 --                 88,000
                                                     ----------            -----------
          Total revenue.....................             25,610                120,950
Costs and expenses:
  Selling, general and administrative.......            676,079              4,470,435
  Interest Expense..........................                 --                  5,000
                                                     ----------            -----------
          Total expenses....................            676,079              4,475,435
                                                     ----------            -----------
Net loss....................................         $ (650,469)           $(4,354,485)
                                                     ==========            ===========
Basic and diluted net loss per share........         $    (0.07)           $     (0.18)
                                                     ==========            ===========
Weighted average shares used in calculating
  basic and diluted net loss per share(1)...         10,000,000             24,815,069
                                                     ==========            ===========



                                           AS OF DECEMBER 31, 1999    AS OF JUNE 30, 2000
                                          -------------------------   -------------------
BALANCE SHEET DATA
Cash....................................         $4,025,058                1,395,836
Working capital.........................          3,794,601               (3,025,271)
Total assets............................          4,667,910                5,042,663
Stockholders' equity....................          4,185,618                  (91,867)


-------------------------
(1) See Note 4 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     We are a development stage company recently formed to develop and operate a web site to provide access to selected on-line healthcare content and services to our physician subscribers and their patients. We completed the initial development and launch of our web site during April 2000, and have begun to offer limited Internet services.


ANTICIPATED SOURCES OF REVENUE


     Our web site became operational during April 2000. We will seek to generate revenue primarily from the following sources:



     - fees paid by physician subscribers;



     - fees paid by web vendors in connection with installing and managing content and services on or through our site;



     - advertising revenue from businesses desiring to access our physician subscribers and their patients;



     - fees paid by vendors in connection with business-to-business e-commerce transactions generated through our site;



     - fees paid by vendors in connection with business-to-consumer e-commerce transactions generated through our site; and



     - fees paid by pharmaceutical research and drug manufacturing companies in connection with medical research and/or participation in on-line clinical drug trials.



     Physician Subscriptions. We plan to build and to retain a physician subscriber base by offering an evolving array of content and services selected by our physician specialty panels. Subscriptions will be sold to individual physicians for three years of service to be paid in a single lump sum of $1,000 or three annual installments of $400. As of June 30, 2000, we had 1,745 physician subscribers, of which 139 received free subscriptions in connection with their purchase of shares of Series A Convertible Preferred Stock in our November 1999 private placement.



     Web Vendors. For an ongoing fee plus participation in revenues generated from traffic originating from our site, we anticipate entering into agreements with vendors to install and manage selected healthcare content and services on or through our site with links to their site. Such content and services will have been reviewed and selected by our physician specialty panels for inclusion on or through our site. As of the date of this prospectus, we had entered into one agreement with a vendor, Healthwise, Incorporated, to provide content for our site. However, our agreement with Healthwise requires us to pay Healthwise a license fee for the use of their content and does not provide for any fees or other revenues payable to us.


     Advertising. The key factors in attracting advertising revenue is the size of our physician subscriber base, our ability to capture demographic information valuable to advertisers, and the frequency with which our web site is accessed. In connection with the development of our web site, we are also developing the databases necessary to capture and present the information that we believe will be particularly valuable to advertisers. As of the date of this prospectus, we have not entered into any relationships or agreements with vendors or advertisers.


     Business-to-Business e-commerce Transactions. In connection with the development of our web site, we plan to offer our physician subscribers and their practice staffs content and services that will assist them in the day-to-day management and operation of their practices. We believe this category of services will allow us to generate additional revenues from business-to-business e-commerce transactions originating from our site and enhance our ability to improve the efficiency of our physician subscribers' practices. Some of the services offered through our site will be targeted to all physicians, while other services will be targeted to specific medical specialties. As of the date of this prospectus, we have not generated any revenues from business-to-business e-commerce transactions.



     Business-to-Consumer e-Commerce Transactions. We believe our physician subscribers will include a large number of affluent consumers with significant disposable income which will be attractive to vendors. We will attempt to secure relationships with selected vendors that desire to offer consumer products and services to our physician subscribers through our site. We believe we will be able to structure these relationships in a manner that will allow us to charge access fees and otherwise participate in the revenues generated from such transactions. As of the date of this prospectus, we have not entered into any relationships with vendors that provide for access fees or other revenues based on the sale of consumer products or services.


     We also believe that the patients of our physician subscribers will represent a consumer base that will be attractive to vendors of consumer healthcare products and services. Accordingly, we will seek to generate additional revenue by charging access fees and/or a percentage of the revenues generated by transactions between vendors and patients that occur through our site.

     Medical Research and Clinical Drug Trials. We plan to promote our physician subscriber base to pharmaceutical research and drug manufacturing companies interested in enrolling physicians in on-line surveys and clinical drug trials. If we are successful in these efforts, we believe participating companies will pay us a fee for information generated from our database, access to our subscribing physicians and advertisements of their surveys and drug trials on our web site. As of the date of this prospectus, we have not entered into any agreements with pharmaceutical research or drug manufacturing companies.

CURRENT AND ANTICIPATED FINANCIAL COMMITMENTS


     Beginning in late March 2000, we accelerated our efforts to implement our business plan and our associated spending. Arthur Andersen LLP continued to assist us in developing our technical infrastructure and web site through June 30, 2000. However, beginning in July we hired several information technology personnel and brought virtually all programming and maintenance functions in-house.



     As of the date of this prospectus, we employed 39 persons, including senior personnel who supervise operations, content management and information services. We also anticipate a need in the near future to hire additional personnel, especially in the area of field operations to service our physician subscribers and their offices.

     As a result of these activities, we anticipate incurring substantial additional costs and expenses related to the continued development of our web site and the hiring of qualified personnel. Future costs and expenses will include sales and marketing expenses incurred to attract physician subscribers to our web services, ongoing technology costs to enhance the content and services available to our physician subscribers and their patients, and costs associated with field operations which service our physicians and their offices.



LIQUIDITY AND CAPITAL RESOURCES



     During 1999, we raised $5,000,000 through a private placement of 5,000,000 shares of our Series A Convertible Preferred Stock and warrants. We also raised $100,000 through the private placement of Common Stock to Heritage Group, LLC. Since inception of our business operations, our principal commitments have consisted of our agreements with Arthur Andersen, our web site consultant, debt incurred to finance our acquisitions, payroll, and the costs and expenses incurred in connection with the private placement and this offering. Our web site presently makes limited content and services available to our physician subscribers, including the development of customized physician web pages and links to medical societies and various clinical information databases. The physician web pages provide patient access to information related to individual physician practices.



     In April 2000, we accelerated the implementation of our business plan by, among other things, expanding our technical and sales infrastructure which resulted in an increase in the general and administrative expenses associated with operating our business. Concurrently, it has taken substantially longer than we anticipated to raise the $5,000,000 minimum net proceeds necessary to effect the initial closing of this offering of Series B Convertible Preferred Stock. As of June 30, 2000, our primary source of liquidity was the $1.39 million of cash and cash equivalents on hand. We do not have a bank credit facility. Accordingly, since June 2000, we have borrowed $2,250,000 to meet our working capital needs. These loans were principally made by our executive officers and directors and are evidenced by promissory notes that bear interest at an annual rate of 12% and mature on June 19, 2001. To reduce operating expenses, in May and June we hired several information technology personnel and brought virtually all programming and maintenance functions related to our web site in-house. This allowed us to substantially reduce the fees we were paying to Arthur Andersen in connection with the development and maintenance of our technical infrastructure. Additionally, in August we reduced our work force from 58 to approximately 39 employees and our four most senior executive officers and other employees have agreed to a salary deferral pending the initial closing of this offering to further reduce our operating expenses. If we are successful in selling at least the minimum number of shares of Series B Convertible Preferred Stock in this offering, we believe we will have sufficient capital to meet current liabilities, however, without a further reduction in our operating expenses, we believe we will still need additional capital to meet our anticipated long-term working capital requirements.



     We expect a significant deployment of cash during the remainder of the calendar year as we continue to implement our business plan and procure the content and services to be provided to our physician subscribers. We are actively pursuing other sources of new cash financing, including the possibility of creating a new series of preferred stock to be issued to institutional investors in connection with a convertible debt or equity investment in md2patient.com. Additionally, we are exploring other strategic alternatives that may include a joint venture, strategic alliance or, possibly, the sale of the company. If additional funds are raised through the issuance of equity or convertible debt securities, these securities may have rights, preferences or privileges that are superior to those of the shares offered hereby and may result in substantial dilution to existing shareholders. Furthermore, there can be no assurance that additional financing will be available when needed or that if available, such financing will be on acceptable terms. If such financing is not available when required or is not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of business opportunities, respond to competitive pressures, or meet operating obligations, any of which would have a material adverse affect on our business, financial condition and results of operations.



     Cash used in operating activities for the six months ended June 30, 2000 was $1,630,000. The cash used in operating activities was attributable to funding net operating losses offset by non-cash charges for amortization of deferred stock compensation, depreciation and amortization. These amounts were further offset by increases in deferred subscription fees, accounts payable and accrued expenses. Cash used in investing activities for the six months ended June 30, 2000 was $2,460,000. The cash used in investing activities was attributable to capital expenditures. Cash provided by financing activities for the six months ended June 30, 2000 was $1,460,000, which was attributable to the proceeds from promissory notes offset by deferred offering costs incurred.



     Our losses from inception to June 30, 2000 total $5,004,954, consisting principally of costs incurred in the form of direct expenses primarily consisting of payroll, legal and consulting fees. These costs relate to the development of our web site, sales and marketing expenses incurred to attract physician subscribers to our Internet services, and our capital-raising activities to date.

                                    BUSINESS

OUR BUSINESS


     We were incorporated in July 1999 to develop and operate a web site to provide access to selected on-line healthcare content and services and to develop customized web pages for our physician subscribers. In April 2000, we completed the initial development and launch of our web site which now includes customized web pages for our physician subscribers, links to various other healthcare content sites or clinical information databases, as well as the following general information:



     - directory of our physician subscribers;



     - physician search engine;



     - general health content;



     - drug interaction assessment tool;



     - online physician desk reference (PDR);



     - current information on cancer and treatment options;



     - link to poison information; and



     - access to on-line shopping.



     We are continuing the development of other functions and applications to be made available on or through our web site. The following list identifies additional content and services we anticipate to be available during the fourth quarter of 2000 below:



     - group pages;



     - online eligibility and authorizations;



     - online claims processing;



     - administrator portal;



     - physician portal;



     - pre-registration;



     - office manager reference tools;



     - web-based email and messaging system; and



     - e-prescription solution/partnership.


OUR INDUSTRY

     The U.S. healthcare system is plagued with information-related problems. Of the roughly $1.2 trillion projected to be spent on healthcare in the U.S. in 1999, an estimated $400 billion relates to avoidable or inappropriate treatment.

     In addition to these inefficiencies, there are significant intangible costs that result from poor information flow. We believe that the Internet will dramatically change how information flows and how people and organizations interact in healthcare. As an inexpensive and flexible technology, we believe the Internet will be used to streamline current processes, enhance the quality of care and create entirely new ways of conducting business relating to healthcare. We believe that both physicians and their patients will benefit from the Internet's strength as an information source and a communications medium.

  Growth of the Internet

     The Internet is the fastest growing medium in history and has rapidly become a significant global medium for information, communications, news and commerce. The Internet is distinct from traditional media because it offers immediate access to dynamic and interactive content and enables virtually instantaneous communication among users. The Internet enables users to quickly retrieve and transfer information, share their experiences in on-line communities and purchase a variety of products and services.

  Internet Use by Patients and Healthcare Consumers


     Health and medical information is one of the fastest growing areas of interest on the Internet. In a recent poll conducted by Harris Interactive (August 2000), researchers reportedly found that nearly 98 million American adults use the Internet for health information. The number of Americans using health Web sites allegedly has increased from 54 million users in 1998. The report also alleges that approximately 86% of all Internet users have at one time used health Web sites to find information of some kind. We believe that pharmaceutical and other healthcare companies will have an increasing interest in using on-line advertising to reach target groups with appealing and compatible demographics.


  Internet Use by Physicians


     The rapid overall adoption of on-line health and medical information stands in contrast to the slow rate at which physicians are developing physician-driven web sites. There are approximately 20,000 healthcare-related web sites available on the Internet, and the number is growing. We believe that the massive number of sites has served to frustrate both patients and physicians from a standpoint of reliability, accuracy and trust. We believe there are opportunities for physicians to help improve the quality of information their patients access on-line.


  Convergence of the Internet and Physician Practices

     We believe that over the long term the focus of the convergence of the Internet and healthcare will trend towards the physician's office because the delivery of healthcare is increasingly moving to the outpatient setting and physicians control the majority of healthcare expenditures. We believe a uniquely attractive opportunity exists to assist physicians in using the Internet to increase the efficiency of their practices and improve patient satisfaction through the aggregation of reliable healthcare content and services.

THE MD2PATIENT.COM STRATEGY

     Our goal is to aggregate reliable healthcare content and services from existing on-line sources for the benefit of our physician subscribers, their staff and their patients. Our focus will be to assist our physician subscribers in utilizing the Internet to enhance their practices and increase patient satisfaction. A central element of this focus will be our development of customized physician web pages for our physician subscribers that will give each subscriber the ability to select and place on his or her web page the content and services available through our site that he or she determines will best serve his or her patients.


     The selection of our content and services will be made by our physician specialty panels. To date, 28 physician panels have been formed. Our staff will regularly survey the Internet to identify and recommend to our physician panels new content and service offerings that may be of benefit to our physician subscribers, their staff and their patients. The physician panels will be responsible for reviewing the content and services recommended by our staff and selecting the content and services for inclusion on or through our web site. We will regularly upgrade our site as our physician panels select new offerings.


     To implement our strategy, we will:

     - Focus on the Physician/Patient Relationship. We believe that the relationship between the physician and his or her patient is unique. Our focus will be to improve this relationship by offering customized web pages to our physician subscribers that may be accessed by their patients and the general public. We believe that our physician subscribers and their staff will encourage their patients to visit the physician web page given the practice-specific information that it will contain and the fact that the content on the web page will have been reviewed by our specialty panels and selected by the physician.

     - Focus on Physician Needs. The physician functions in the following capacities: (1) clinician; (2) business owner; and (3) consumer. We intend to assist our physician subscribers in each of these capacities through the content and services to be made available on or through our web site. As clinician, our focus will include identifying, by specialty, helpful and informative content to assist in educating patients with respect to their medical condition and treatment. As business owner, our focus will include improving the administrative efficiency of our subscriber's practice through such services as on-line appointment scheduling, insurance verification and, where necessary, preauthorization of healthcare services. As consumer, our focus will include providing our subscribers and their patients with personal services, such as access to on-line shopping.

     - Capitalize on the Purchasing Power of our Physician Subscribers and their Patients. We believe that our physician subscribers and their patients represent an attractive consumer group. If we are successful in developing a large physician subscriber base, we believe we will be able to offer e-commerce opportunities to our subscribers and their patients and develop revenue generating relationships with third parties that offer on-line commerce.

PHYSICIAN WEB PAGES

     We intend to offer each physician subscriber a customized web page that can be accessed by his or her patients and the general public. Each physician subscriber will have the ability to select the content to be included on his or her web page from the content reviewed by our physician panels and made available on or through our web site. Each physician subscriber may include some or all of the following information on his or her web page:


     - picture of physician and/or staff;



     - physician demographic information;



     - practice office hours and policies;



     - after hours assistance and emergency phone numbers;



     - location of offices and parking information;



     - directions to office;



     - patient comment area via anonymous e-mail to physician's office;



     - physician comment area to provide any special information to patients;



     - links to content sites selected by the physician; and



     - links to md2patient.com disease-specific pages.


     Each web page is intended to function as an extension of the physician's practice. Specifically, a physician web page could allow his or her patients to find answers to frequently asked questions about issues such as treatment options and drug interactions. We believe that the web pages will assist our physician subscribers in utilizing the Internet to enhance their practices and increase patient satisfaction.

PHYSICIAN PANELS AND PHYSICIAN ADVISORY BOARD


     We intend to form physician panels, organized by specialty, and a Physician Advisory Board to assist us in selecting the content and services to be made available on or through our web site. While 28 physician panels have been formed to date, we believe that our Physician Advisory Board will be formed during the fourth quarter of 2000. We have not yet determined whether or to what extent we may compensate members of our physician panels or the advisory board.


  Physician Panels

     Each of our physician specialty panels will typically consist of 7 to 10 physician subscribers from the same or similar medical specialties. The criteria for selection will include recognized leadership in the area of specialty and demographic diversity. Once formed, the physician panels will review the content and services recommended by our staff and select the content and services for inclusion on or through our web site. We will regularly update our site as our physician panels select new offerings.

  Physician Advisory Board

     Our Physician Advisory Board will typically consist of 8 to 12 physician subscribers from various medical specialties. Its primary focus will be to assist in the prioritization and manner of presentation of the content and services to be offered on our web site. This board will also serve in an advisory capacity to management in identifying potential members of the physician specialty panels and establishing the criteria for selection of the content and services to be made available on or through our site. Similar to our physician panels, the criteria for selection to our Physician Advisory Board will include recognized leadership in one's area of specialty and demographic diversity.

THE MD2PATIENT.COM WEB SITE


     In connection with the implementation of our web site, we intend to organize our healthcare content by medical specialty and topic. We intend to add medical specialties and topic areas as our physician panels or Physician Advisory Board members deem appropriate.


     We also plan to offer to our physician subscribers content and services that will assist them in the day-to-day management and operation of their practices. These content and service offerings, if any, will be reviewed by our Physician Advisory Board and/or physician panels before they are made available on or through our web site.

THIRD PARTY BUSINESS RELATIONSHIPS


     We will seek to enter into business relationships with third parties for most of the healthcare content and services to be included on or through our web site. We believe these relationships will benefit both our organization and these third parties by providing the third parties with direct access to our physician subscribers and their patients. As of the date of this prospectus, we had entered into one agreement with a vendor, Healthwise, Inc., to provide content for our site and we are continuing our efforts to identify other potential third parties to provide additional content and services.



     In addition, we have entered into a letter of intent with CancerConsultants.com. The letter of intent contemplates entering into a definitive agreement pursuant to which CancerConsultants would provide us with information and content relating to cancer and cancer treatments suitable for both physicians and their patients to be displayed on our web site and our physician subscribers' web sites. CancerConsultants would also provide marketing and consulting services and would develop for us on-line market research tools and an on-line clinical trials strategy. In exchange, we would issue 80,000 shares of Common Stock to CancerConsultants with a possibility of issuing up to an additional 280,000 shares of Common Stock if CancerConsultants meets specified performance criteria. Additionally, we would have the option but not the obligation to acquire CancerConsultants for cash or shares of Common Stock. Because the arrangement with CancerConsultants remains subject to the negotiation of a definitive agreement, the terms may change or a definitive agreement may not be reached.


PHYSICIAN SUBSCRIPTIONS TO OUR WEB SITE

     To utilize all of the features of our web site, a physician user must become a subscriber to our web services. We will require each subscriber to provide his or her name, practice information and physician license number. The information provided by the physicians will be secured on our web site through transfer encryption technology and a firewall server.


     Subscriptions will be sold for three years of service. Individual physician subscribers will have the option of paying a lump sum of $1,000 for all three years or an annual fee paid in three (3) installments of $400. In either case, the subscription fees must be paid in advance. As of June 30, 2000, we had 1,745 physician subscribers to our web site, of which 139 received their subscriptions for free in connection with their participation as investors in our private placement of Series A Convertible Preferred Stock.

COMPETITION


     Due to the rapid expansion of the Internet, the market for Internet services and products is intensely competitive and rapidly changing. There are no substantial barriers to entry in the Internet market, and we expect that competition will continue to intensify. We will compete, directly and indirectly, for subscribers, users and advertisers with other on-line services or web sites targeted to the healthcare industry generally, including Healtheon/WebMD and Medscape.com.



     We believe the principal competitive factors in attracting and retaining physician subscribers and their patients are the depth, reliability and trustworthiness of our healthcare content and services, as well as the value derived from our web site's content and services, such as saving time, improving the quality of outcomes and contributing financial benefit to a physician's practice. We believe that the principal competitive factors that will attract and retain advertisers, third party vendors, and other potential sources of revenue include:



     - long-term commitment by physicians;



     - the amount of success that physicians and their staffs have in directing patients to use their web pages on our web site;



     - depth and penetration of our base of physician subscribers in certain markets;



     - continued growth of our base of physician subscribers and patient users; and



     - generating repeat visits to our web site from physicians, their staffs and their patients.


SALES AND MARKETING


     We have a direct sales organization consisting of seven sales professionals. The healthcare experience of these professionals ranges from 4 to 21 years, and the sales experience of these professionals ranges from 0 to 20 years. We anticipate that as we expand our operations we will hire additional sales professionals with a focus on selling Internet subscriptions to physicians. We generally seek to hire individuals with significant experience selling to physicians and working with physicians' staffs.


     We are engaged in a sales campaign focused on attracting new physician subscribers and increasing awareness of the md2patient.com brand. We will use a combination of direct sales efforts, including direct mail and telemarketing, and indirect media based activities, including on-line activities. We will also participate in tradeshows, conferences and speaking engagements focused on physician associations and trade groups. We plan to allocate significant resources to market the md2patient.com brand to the physician's office, their staff and their patients.


     We have identified our top 50 target markets and are continuing to arrange and make presentations to physicians in those markets regarding the development of our web site and the opportunity to subscribe for our Internet services. Each presentation is made in-person by one or more of our sales professionals. Physicians are invited to the presentations through the direct marketing efforts of our sales professionals or by physicians, most of whom are existing subscribers for our Internet services. We have spent less than $500,000 to date on marketing activities. We expect to spend approximately $600,000 on sales and marketing over the next 12 months.


GOVERNMENT REGULATION

     Currently, we are not subject to substantial government regulation at the federal or state level. Although there are currently relatively few laws or regulations directly applicable to communications or commerce over the Internet, several proposals by federal, state and foreign governments may lead to laws or regulations concerning various aspects of the Internet, including privacy and the collection and use of personal information on-line. If these governments adopt legislation protecting user privacy or the collection of personal information, our ability to collect or use personal information could become limited, which could make our web site less attractive to advertisers and sponsors. In addition, several proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and other Internet activities. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business or delay the implementation of our business strategy.

     The applicability to the Internet of existing laws is uncertain. If new laws are adopted or existing laws or applied in an unforeseen manner, use of the Internet may decrease, which could decrease the demand for our services and increase our cost of doing business.

INTELLECTUAL PROPERTY

     We currently have two pending trademark applications filed with the United States Patent and Trademark Office, one for md2patient(TM) and one for md2patient.com(TM). At this point in time, we are unable to predict whether the United States Patent and Trademark Office will allow these applications to proceed to registration.

     We expect that we will obtain most of our content and service offerings under licenses or other agreements with third parties. We expect to enter into confidentiality agreements with our employees, consultants, vendors and customers. We will generally seek to control access to and distribution of our technology, documentation and other proprietary information. We currently hold the domain name md2patient.com, however, the legal status of intellectual property on the Internet is currently subject to various uncertainties. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Accordingly, the extent of our ability to protect the domain name md2patient.com is uncertain.

     We will rely on a variety of technology that we license from third parties, including our Internet servers and server software, which will be used in our web site to perform key functions. We cannot assure you that these third party technology licenses will be available to us on commercially reasonable terms. The loss of or our inability to maintain or obtain upgrades to any of these technology licenses could materially adversely affect our business or delay the implementation of our business strategy. In addition, because we expect to license most of our content from third parties, our exposure to copyright infringement actions may increase because we must rely upon these third parties for information as to the origin and ownership of our licensed content.

EMPLOYEES


     As of the date of this prospectus, we had 39 full-time employees, none of whom is represented by a labor union or covered by a collective bargaining arrangement. We believe that our employee relations are good.


FACILITIES


     Our principal executive offices are currently located at 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee. The office space occupies approximately 11,000 square feet and is leased pursuant to a lease that has a three year term commencing in the first quarter of 2000 with an option to renew for an additional five years. We believe that this space will meet our current needs and will also allow for our future growth.


LEGAL PROCEEDINGS

     There are no claims or proceedings pending or threatened against us. However, from time to time, we may be involved in litigation relating to claims arising out of our operations or regulatory proceedings. We may also be subject to third-party claims for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of information supplied on or through our web site.

                                   MANAGEMENT


     The following table sets forth information with respect to our executive officers and directors as of the date of this prospectus.


OUR DIRECTORS AND EXECUTIVE OFFICERS


NAME                                         AGE               POSITION
----                                         ---               --------
Rock A. Morphis............................  41    Chairman of the Board
John E. Blount.............................  48    Chief Executive Officer and
                                                     Director
James G. Petway, Jr........................  42    President and Chief Financial
                                                     Officer
Thomas A. Gallagher........................  42    Executive Vice President of
                                                     Business Development and
                                                     Director
Albert Rodewald............................  50    Executive Vice President, Chief
                                                     Technology Officer and Director
Michael M. Lewis, M.D. ....................  56    Executive Vice President of
                                                     Health Affairs
W. Curtis Wise.............................  59    Director
John W. McClellan..........................  44    Director
Joseph B. Crace............................  45    Director


     Rock A. Morphis has served as a Director of md2patient.com since its incorporation in July 1999 and as Chairman of the Board since January 1, 2000. In addition, Mr. Morphis is a founder and Director of Heritage Group, LLC, a company that develops and manages physician-owned healthcare projects. He is the current Chairman, President and Chief Executive Officer of Heritage Health Systems, Inc., a company that operates physician-owned independent practice associations (IPAs) and manages capitated reimbursement risk, which he co-founded in August 1992, and has served as its CEO since September 1995. From January 1994 until June 1995, Mr. Morphis served as Chairman of the Board, Chief Executive Officer and President of Surgical Health Corporation, a company that developed, owned and operated outpatient surgery centers. From 1991 until 1994, Mr. Morphis served as President, Chief Executive Officer and Chairman of Heritage Surgical Corporation, also a company that developed, owned and operated outpatient surgery centers. From 1986 until 1991, Mr. Morphis was co-founder and Managing Director of Heritage Group, Inc., a firm that specialized in partnering with physicians to own and operate imaging centers, surgery centers, and lithotripsy units. A graduate of the University of Tennessee, Mr. Morphis holds a B.S. in accounting. Mr. Morphis has 16 years of health industry experience.


     John E. Blount has served as Chief Executive Officer since August 16, 2000. Prior to assuming this role, Mr. Blount has served as both Executive Vice President of Physician Services and President of md2patient.com since its incorporation in July 1999. Mr. Blount has also served as a Director of md2patient since its incorporation. In addition, Mr. Blount is a founder and Director of Heritage Group, LLC, a company that develops and manages physician-owned healthcare projects. Mr. Blount is currently serving as a Director of Heritage Health Systems, Inc., a company that operates physician-owned independent practice associations (IPAs) and manages capitated reimbursement risk, and has served as such since co-founding that company in August 1992. Mr. Blount served as Executive Vice President and Secretary of Heritage Health Systems, Inc. from May 1995 to December 1998. From January 1994 until December 1995, Mr. Blount served as Executive Vice President of Development of Surgical Health Corporation, a company that developed, owned and operated outpatient surgery centers. Mr. Blount served as a Director of Heritage Surgical Corporation, also a company that developed, owned and operated outpatient surgery centers, since its founding in 1991 and as Executive Vice President of such company from 1991 to 1994. From 1986 until 1991, Mr. Blount was co-founder and Managing Director of Heritage Group, Inc. a firm that specialized in partnering with physicians to own and operate imaging centers, surgery centers, and lithotripsy units. A graduate of Duke University, Mr. Blount also holds an M.B.A. from the University of North Dakota and a Masters Degree in Health Administration from the Medical College of Virginia. Mr. Blount has 22 years of health industry experience.


     James G. Petway, Jr. has served as President of md2patient.com since August 16, 2000 and has served as Chief Financial Officer since January 1, 2000. Prior to assuming the role of President, Mr. Petway was an Executive Vice President of md2patient.com. Before joining md2patient.com, Mr. Petway was a partner with Arthur Andersen, LLP and had been with the firm since 1979. A graduate of the University of Tennessee, Mr. Petway holds a B.S. in Accounting and is a certified public accountant. Mr. Petway has 20 years of public accounting experience, during which time he served numerous clients in the healthcare, technology and software industries.


     Thomas A. Gallagher has served as a Director of md2patient.com since its incorporation in July 1999 and as Executive Vice President of Business Development since January 1, 2000. In addition, Mr. Gallagher is a founder and Director of Heritage Group, LLC, a company that develops and manages physician-owned healthcare projects. He served as Executive Vice President, Chief Development Officer and a Director of Heritage Health Systems, Inc., a company that operates physician-owned independent practice associations (IPAs) and manages capitated reimbursement risk, which he co-founded in August 1992, from September 1995 through December 1999. Mr. Gallagher served as Chief Executive Officer and President of Heritage Health Systems, Inc. from January 1994 to September 1995. Between April 1992 and January 1994, Mr. Gallagher served as Executive Vice President and Chief Financial Officer of Heritage Surgical Corporation, a company that developed, owned and operated outpatient surgery centers. Prior to joining Heritage Surgical Corporation, Mr. Gallagher was a General Partner in two venture funds: Lawrence Tyrrell Ortale and Smith I & II. Mr. Gallagher holds an M.B.A. from Vanderbilt University's Owen Graduate School of Business and a B.S. in accounting from the University of Tennessee. Mr. Gallagher has 15 years of health industry experience.


     Albert Rodewald has served as Executive Vice President, Chief Technology Officer and a Director of md2patient.com since its incorporation in July 1999. In addition, Mr. Rodewald is a founder and Director of Heritage Group, LLC, a company that develops and manages physician-owned healthcare projects. Mr. Rodewald is also currently serving as Chairman of the Board and Director of Interlogics, Inc., a developer of software for the workers' compensation industry. From co-founding ProSeed, LLC, a developer of prostate cancer treatment centers, in 1996 until its sale in 1998, Mr. Rodewald served as its Director and Vice President of Development. As a co-founder of Heritage Health Systems, Inc., a company that operates physician-owned independent practice associations (IPAs) and manages capitated reimbursement risk, Mr. Rodewald served as a Director of that company from 1992-1995. Mr. Rodewald is a co-founder of Heritage Surgical Corporation, a company that developed, owned and operated outpatient surgery centers, and served as its director and Vice President of Facility Development from 1991-1994. From 1986 to 1991, he was a co-founder and Managing Director of Heritage Group, Inc. a firm that specialized in partnering with physicians to own and operate imaging centers, surgery centers, and lithotripsy units. A graduate of the University of Wisconsin, Mr. Rodewald holds an MS from City University of New York. Mr. Rodewald has 28 years of health industry experience.


     Michael M. Lewis, MD has been executive vice president for health affairs of md2patient since May 1, 2000. From 1986 to 1993 he was the Chairman of Orthopaedics and Orthopaedist-in-Chief of the Mount Sinai Medical Center in New York City. From 1993 to May 1, 2000 he was the founding Medical Director of the Vanderbilt Stallworth Rehabilitation Hospital in Nashville, TN and Professor of Orthopaedics and Rehabilitation at Vanderbilt University. He currently is a member of the healthcare and entrepreneurship faculty of the Owen Graduate School of Management of Vanderbilt University. He received a B.A. degree in Biology from Tufts University in 1964, a M.D. degree from Cornell University in 1968 and a M.B.A. degree with honors from the Owen Graduate School of Management of Vanderbilt University in 1996.


     W. Curtis Wise, Ph.D., has served as a member of the Board of Directors since April 5, 2000. Dr. Wise has been at the Medical University of South Carolina since 1968 and presently holds the academic position of Professor of Physiology. In 1985 he assumed the position of Assistant to the Academic Vice President for Academic Information Management and in this role was involved in the planning, selection and implementation of the hospital information system for the Medical Center Hospital. During 1987 and 1988, he also served as the Chief Information Officer for the Medical University Hospital. In 1991, Dr. Wise returned to teaching and research, but has continued to serve the University as the University's Academic and Research Computers Specialist. Dr. Wise received an A.B. degree in Chemistry from Transylvania University, Lexington, Kentucky, and a Ph.D. in Physiology and Biophysics from the University of Kentucky.

     John W. McClellan has served as a member of the Board of Directors since April 5, 2000. Since 1996, Mr. McClellan has been employed by the Greenfield Group and currently manages its Nashville, Tennessee office. The Greenfield Group is a developer of medical real estate properties throughout the country, and provides development support for the real estate needs of healthcare professionals. Prior to joining the Greenfield Group, Mr. McClellan owned and operated a restaurant in Nashville, Tennessee. Mr. McClellan is a graduate of Vanderbilt University with a B.S. degree in Engineering.


     Joseph B. Crace joined md2patient.com on January 24, 2000 as Chief Executive Officer. Mr. Crace resigned as Chief Executive Officer on August 16, 2000 but continues to serve as a member of the Board of Directors. From February 1998 to December 1999, Mr. Crace served as Chief Operating Officer and Chief Financial Officer for Gaylord Entertainment Company, a public diversified entertainment business with numerous broadcasting, interactive, hospitality, and music interests. From 1996 to 1998, Mr. Crace served as the Chief Executive Officer of The Blue Sky Group, Inc., a venture capital and outsourcing firm he founded. From 1992 to 1996, Mr. Crace served as President of the Specialty Products Division and Group Vice President Corporate Development for Bob Evans Farms, Inc., a family restaurant and retail foods company. Mr. Crace holds a B.S. in Microbiology from the University of South Florida, an M.B.A. from Vanderbilt University's Owen Graduate School of Management and a J.D. from Stetson University

College of Law in Florida. Mr. Crace serves on the Board of Directors of Bass Pro Shops, Inc., a retail and on-line outdoor products company.


EXECUTIVE COMPENSATION

     The following table contains information in summary form concerning the compensation paid to our chief executive officer during the year ended December 31, 1999 and the compensation paid to our other executive officers to whom we paid more than $100,000 during the year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE


                                                          LONG TERM
                                                     COMPENSATION AWARDS
                                                   ------------------------
                                                   RESTRICTED    SECURITIES       ALL          2000
                                                     STOCK       UNDERLYING      OTHER        ANNUAL
NAME AND PRINCIPAL POSITION   SALARY     BONUS      AWARD(S)      OPTIONS     COMPENSATION    SALARY
---------------------------  --------   --------   ----------    ----------   ------------   --------
Joseph B. Crace(1).......          --         --    3,500,000           --            --     $250,000
  Former Chief Executive
     Officer
John E. Blount...........    $102,083         --    2,000,000(2)        --            --     $175,000(4)
  Chief Executive Officer
James G. Petway, Jr......          --         --    2,000,000(2)        --            --     $175,000(4)
  President and Chief
     Financial Officer
Albert Rodewald..........    $102,083         --    2,000,000(2)        --            --     $175,000(4)
  Executive Vice President
Thomas A. Gallagher......          --         --    2,000,000(2)        --            --     $175,000(4)
  Executive Vice President
     of Business
     Development
Michael M. Lewis.........          --         --      600,000(3)        --            --     $245,000
  Executive Vice President
     of Health Affairs


---------------


(1) Mr. Crace resigned as Chief Executive Officer on August 16, 2000. As a result, he has forfeited 2,722,222 shares of Common Stock granted pursuant to a restricted stock award. The other terms of Mr. Crace's severance have not been determined.

(2) Granted January 14, 2000.

(3) Granted May 1, 2000.


(4) Messrs. Blount, Petway, Rodewald and Gallagher have agreed to a salary deferral pending the initial closing of this offering.


EMPLOYMENT AGREEMENTS


     We have entered into employment agreements with Messrs. Crace, Blount, Gallagher, Petway, Rodewald and Lewis. The terms of these employment agreements expire on January 1, 2002, except for Messrs. Crace and Lewis, whose agreements expires on January 24, 2002 and May 1, 2002, respectively. Each employment agreement may be automatically renewed for one-year terms. md2patient.com may terminate these employment agreements at any time. Each employment agreement provides that in the event md2patient.com terminates the executive's employment without "cause," as defined therein, the executive shall continue to receive his then current salary as a severance payment for a period of one year following such termination. "Cause" includes fraud, misappropriation, embezzlement by the executive officer, engaging in competition with md2patient.com and disclosing proprietary information of md2patient.com.


     The employment agreements entitle Mr. Crace to an annual base salary of $250,000, Mr. Lewis to an annual base salary of $245,000 and entitle Messrs. Blount, Gallagher, Petway and Rodewald to annual base salaries of $175,000. The agreements also provide that our Board of Directors may grant a bonus from time to time to each executive. In addition, the employment agreements provide that each executive will be granted a restricted stock award of our Common Stock, which vests ratably over a three-year period. Mr. Crace received a restricted stock award of 3,500,000 shares each of Messrs. Blount, Gallagher, Petway and Rodewald received a restricted stock award of 2,000,000 shares, and Mr. Lewis received a restricted stock award of 600,000 shares. Pursuant to this requirement, we entered into restricted stock award agreements with each of these six executive officers. The vesting periods under the restricted stock awards began as of July 1, 1999 for Messrs. Blount and Rodewald and as of January 1, 2000 for Messrs. Gallagher and Petway. The vesting period for Mr. Crace began on January 24, 2000 and the vesting period for Mr. Lewis began on May 1, 2000.



     Each employment agreement prohibits the executive's disclosure and use of confidential information and restricts, for a period of 12 months following termination of employment, the executive's competition with us or disclosure of our proprietary information.


     We have not obtained any key-man life insurance.

2000 LONG-TERM INCENTIVE PLAN

     On January 13, 2000, our Board of Directors adopted the 2000 Long-Term Incentive Plan, which was approved by our shareholders on January 13, 2000. A summary of the Incentive Plan is set forth below and is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part.

     The purpose of the Incentive Plan is to promote the success, and enhance the value, of md2patient.com by linking the personal interests of employees, officers, consultants and directors to those of the shareholders, and by providing such persons with an incentive for outstanding performance.

     The Incentive Plan authorizes the granting of awards to our employees, officers, consultants and directors in the following forms:

     - Incentive Stock Options (ISOs) to purchase shares of our Common Stock;
     - Non-Qualified Stock Options (NQSOs) to purchase shares of our Common
       Stock;
     - Stock Appreciation Rights (SARs);
     - Performance Units;
     - Restricted Stock;
     - Dividend Equivalent Rights; and
     - Other stock-based awards.

     Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Common Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award, such as with a SAR or Performance Share, is 10,000,000. The maximum number of shares of Common Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Incentive Plan to any one participant is 2,000,000. The maximum fair market value of any Awards other than Options and SARs that may be received by a participant, less any consideration paid by the participant for such Award, during any one calendar year under the Incentive Plan is $100,000. Pursuant to the terms of the Incentive Plan, ISOs may not be granted at an exercise price of less than one-hundred percent (100%) of the fair market value of our Common Stock on the date of grant. Further, we will not grant NQSOs at an exercise price of less than eighty-five percent (85%) of the fair market value of our Common Stock on the date of grant.

     The Incentive Plan is administered by our Board of Directors, or the Compensation Committee of the Board of Directors, when appointed, which has the power, authority and discretion to: designate participants; determine the type or types of Awards to be granted to each participant and the terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Incentive Plan; and make all other decisions and determinations that may be required under, or as it deems necessary or advisable to administer, the Incentive Plan. The Board or the Compensation Committee of the Board may, at any time and from time to time, terminate, amend or modify the Incentive Plan without shareholder approval. No termination, amendment, or modification of the Incentive Plan may adversely affect any Award previously granted under the Incentive Plan, without the consent of the participant.

     Upon the participant's death or disability during his or her employment or his or her service as a director, all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully vested and exercisable and all restrictions on outstanding Awards will lapse. In addition, in the event of a Change in Control of md2patient.com (as defined in the Incentive Plan), all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully vested and exercisable and all restrictions on all outstanding Awards will lapse. Unexercised or restricted Awards generally will not be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an ISO, pursuant to a qualifying domestic relations order.

     Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct compensation in excess of $1.0 million paid to our principal executive officer and the four next most highly compensated executive officers. The Incentive Plan is designed to comply with Section 162(m) of the Internal Revenue Code so that the grant of Options and SARs under the Incentive Plan, and other Awards, such as Performance Shares, that are conditioned on the performance goals described in the Incentive Plan, will be excluded from the calculation of annual compensation for purposes of Section 162(m) and will be fully deductible.

BOARD OF DIRECTORS AND COMMITTEES


     Our Board of Directors consists of seven members, two of whom are independent non-physician directors. We will maintain at least two independent directors on our Board and intend to further expand the size of our Board to include no less than two of our physician subscribers.


     We also intend to establish an Audit Committee of our Board of Directors. The Audit Committee will be responsible for reviewing our external audit procedures and internal accounting controls and recommending the engagement of our independent auditors.

DIRECTOR COMPENSATION

     Our directors do not currently receive any compensation for serving as directors. However, we anticipate implementing a stock-based compensation program for non-employee directors prior to completion of this offering. Additionally, we reimburse directors for out-of-pocket expenses they incur in attending Board meetings or Board committee meetings in their capacities as directors.

     We have entered into a restricted stock award agreement with our Chairman of the Board, Rock A. Morphis, pursuant to which Mr. Morphis has been granted a restricted stock award of 2,000,000 shares of our Common Stock, which vests ratably over a three-year period commencing January 1, 2000.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     As permitted under Georgia law, our Articles of Incorporation provide that a director shall not be personally liable to md2patient.com or its shareholders for monetary damages for breach of the duty of care or any other duty owed to the corporation as a director, except liability for any of the following:


     - any appropriation, in violation of his duties, of any business opportunity of the corporation;



     - for acts or omissions which involve intentional misconduct or a knowing violation of law;



     - for unlawful corporate distributions; or


     - for any transaction from which the director received an improper personal benefit.

     Under our Bylaws, we are required to indemnify our directors to the full extent permitted by Georgia law. Georgia law provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorney's fees, resulting from various types of legal actions or proceedings, including, but not limited to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by the following:

     - the Board of Directors by a majority vote of all the disinterested directors, if there are at least two disinterested directors;

     - a majority vote of a committee of two or more disinterested directors;

     - special legal counsel; or

     - an affirmative vote of a majority of shares held by disinterested shareholders.

     No indemnification shall be made in connection with a proceeding by or in the right of md2patient.com, except for reasonable expenses incurred in connection with the proceeding if it is determined that the indemnitee has met the relevant standard of conduct. In addition, indemnification shall not be made in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 30, 1999, we were formed as a wholly owned subsidiary of Heritage Group, LLC and we issued 50,000,000 shares of our Common Stock to Heritage Group, LLC for a purchase price of $100,000. Messrs. Blount, Gallagher, Morphis and Rodewald are the members of Heritage Group, LLC. Terms of this initial issuance of our Common Stock were more favorable to us than those generally available to unaffiliated third parties. This initial issuance was not approved by any disinterested independent directors on our Board because at that time we did not have any such independent directors on our Board to ratify the issuance. At the time of such initial issuance, Heritage Group, LLC believed it could attract additional management employees and enter into strategic alliances with third parties through the limited liability company on a tax efficient basis. Heritage Group, LLC subsequently determined that it would be preferable to attract future employees through incentive plans to be adopted by md2patient.com and to enter into strategic alliances directly through md2patient.com. Accordingly, on November 23, 1999, Heritage Group, LLC effected a recapitalization pursuant to which 40,000,000 shares of Common Stock were returned to md2patient.com to be available for reissuance at the discretion of our Board of Directors.


     During June 2000, we issued 3,600,000 shares of common stock to Heritage Health Systems, Inc. ("HHS") pursuant to an Internet Services Agreement. HHS provides various management and administrative services to independent physician associations. Pursuant to the terms of the agreement, we will have the opportunity to provide consulting and Internet-related services to HHS. HHS has agreed to endorse and recommend our services on an exclusive basis to its affiliated independent physician associations and to their physician members. Based on these introductions, we will attempt to establish relationships with various independent physician associations involving joint ownership of entities that will provide Internet services to the associations. Mr. Morphis, our Chairman, is the Chairman, President and Chief Executive Officer of HHS. We believe that the Internet Services Agreement contains terms that are no less favorable to us than those that could have been obtained from an unaffiliated third party. In addition, both a special committee of our independent directors, as well as our board of directors, have approved the terms of the Internet Services Agreement.



     During June 2000, we borrowed a total of $2,050,000 to meet our then immediate need for capital. We subsequently borrowed an additional $200,000. We borrowed these funds pursuant to promissory notes that bear interest at an annual rate of 12% and mature on June 19, 2001. We may pre-pay the promissory notes at any time without penalty. We issued a total of $1,600,000 of these promissory notes to directors, executive officers, family members of an executive officer and employees of md2patient.com including: $200,000 to Rock A. Morphis (Chairman); $200,000 to Joseph B. Crace (Director); $200,000 to Mr. Crace's parents, R. Joseph and Rita H. Crace; $200,000 to Mr. Crace's brother, Robert K. Crace; $200,000 to Albert Rodewald (Executive Vice President, Chief Technology Officer and Director); $100,000 to John E. Blount (Chief Executive Officer and Director) and $200,000 to James G. Petway, Jr. (President and Chief Financial Officer). We believe that the promissory notes were entered into on terms that are no less favorable to us than those that could have been obtained from unaffiliated third parties. In addition, a special committee of our independent directors as well as our Board of Directors approved our issuance of the promissory notes.


     All future material transactions and loans with our founders and affiliates will be made or entered into on terms that are no less favorable to md2patient.com than those that can be obtained from unaffiliated third parties. Further, all future material transactions and loans with our founders and affiliates, and any forgiveness of loans, will not be engaged in until at least two independent non-physician directors are elected to our Board and must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to independent legal counsel.


     Each of Messrs. Blount, Crace, Gallagher, Morphis, Petway and Rodewald and Heritage Group LLC has entered into a Lock-In Agreement with md2patient.com with respect to the 19,940,768 (such amount having been reduced by Mr. Crace's forfeiture of shares) shares of our Common Stock that they own. Under the agreement, those stockholders have agreed, with limited exceptions, not to sale, pledge, assign or otherwise dispose of any of those 19,940,768 shares. Two and one-half percent (2 1/2%) of those shares will be released from the restrictions set forth in the agreement pro rata among the security holders each quarter beginning on the second anniversary of the date of the completion of this offering. The agreement terminates on the earlier of (a) the fourth anniversary of the completion of this offering, (b) the termination of this offering if no shares of Series B Convertible Preferred Stock are sold, (c) if the minimum number of shares are not sold, the date that the escrow agent returns the proceeds to investors in this offering, (d) a consolidation, merger or share exchange involving a change of control of md2patient.com or the sale of all or substantially all of our assets, or (e) on the date the shares of Series A and Series B Convertible Preferred Stock become "Covered Securities" as defined under the National Securities Market Improvement Act of 1996.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of our capital stock as of August 31, 2000 by each person or entity who beneficially owns more than 5% of any class or series of our capital stock, each of our directors and executive officers, and all of our directors and executive officers as a group:



                                                   SHARES BENEFICIALLY OWNED
                                   ---------------------------------------------------------
                                                        SERIES A            SERIES B
                                                       CONVERTIBLE         CONVERTIBLE
                                     COMMON             PREFERRED           PREFERRED
NAME                                 STOCK      %(1)      STOCK       %       STOCK       %
----                               ----------   ----   -----------   ---   -----------   ---
Heritage Group, LLC(2)...........  10,000,000   31.3         --      --        --        --
Heritage Health Systems,
  Inc.(3)........................   3,600,000   11.3         --      --        --        --
John E. Blount(4)................  12,000,000   37.6     25,000       *        --        --
Joseph B. Crace..................     777,778    2.4         --                --        --
Thomas A. Gallagher(5)...........  12,000,000   37.6         --      --        --
Michael Lewis(6).................     600,000    1.9         --      --        --        --
Rock A. Morphis(7)...............  12,000,000   37.6         --      --        --        --
James G. Petway, Jr.(8)..........   2,000,000    6.3         --      --        --        --
Albert Rodewald(9)...............  12,000,000   37.6     25,000       *        --        --
W. Curtis Wise...................      30,000      *         --      --        --        --
John W. McClellan................          --     --         --      --        --        --
All directors and executive
  officers as a group (9
  persons).......................  21,407,778   67.1     50,000       *        --        --


-------------------------

  * less than 1%


(1) Percentage calculations are based on 26,905,138 shares of Common Stock outstanding as of August 31, 2000 and give effect to the issuance of 5,000,000 shares of Common Stock issuable upon conversion of currently outstanding shares of Series A Convertible Preferred Stock.



(2) Heritage Group, LLC's business address is 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee 37067.



(3) Heritage Health Systems, Inc.'s business address is 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee 37067.



(4) Includes 10,000,000 shares owned by Heritage Group, LLC, of which Mr. Blount is a member. Mr. Blount disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Heritage Group, LLC. Includes 2,000,000 restricted shares issued pursuant to a restricted stock award agreement.



(5) Includes 10,000,000 shares owned by Heritage Group, LLC, of which Mr. Gallagher is a member. Mr. Gallagher disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Heritage Group, LLC. Includes 2,000,000 restricted shares issued pursuant to a restricted stock award agreement.



(6) Represents restricted shares issued pursuant to a restricted stock award agreement.



(7) Includes 10,000,000 shares owned by Heritage Group, LLC, of which Mr. Morphis is a member. Mr. Morphis disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Heritage Group, LLC. Includes 2,000,000 restricted shares issued pursuant to a restricted stock award agreement.



(8) Represents restricted shares issued pursuant to a restricted stock award agreement.



(9) Includes 10,000,000 shares owned by Heritage Group, LLC, of which Mr. Rodewald is a member. Mr. Rodewald disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Heritage Group, LLC. Includes 2,000,000 restricted shares issued pursuant to a restricted stock award agreement.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is a summary of the material terms of our Common Stock and our Series A and Series B Convertible Preferred Stock and is qualified in its entirety by reference to the full text of our Articles of Incorporation which are included as an exhibit to the registration statement of which this prospectus is a part.

     The total number of shares of stock of all classes that we have authority to issue is 600,000,000 shares, consisting of:

     - 300,000,000 shares of Common Stock, par value $.01 per share; and

     - 300,000,000 shares of Preferred Stock, of which 50,000,000 shares are designated as Series A Convertible Preferred Stock, par value $.01 per share, and 50,000,000 shares are designated as Series B Convertible Preferred Stock, par value $.01 per share.


     As of August 31, 2000, there were outstanding 26,905,138 shares of our Common Stock, 5,000,000 shares of our Series A Convertible Preferred Stock and no shares of our Series B Convertible Preferred Stock. In addition, as of June 30, 2000, there were outstanding warrants to purchase 1,000,000 shares of our Series A Convertible Preferred Stock.


COMMON STOCK

     Our Common Stock is subject to all of the rights, privileges, preferences and priorities of the Preferred Stock set forth in our Articles of Incorporation.

     Dividends may be paid on the Common Stock, and on any other class or series of stock entitled to participate with Common Stock as to dividends, when and as declared by our Board of Directors.

     In the event of any dissolution, liquidation, or winding up of md2patient.com, the holders of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to participate equally in the distribution of any assets remaining after we have paid all of our debts and liabilities and after we have paid the preferential amounts summarized below in the description of our Series A and Series B Convertible Preferred Stock.

     Each holder of Common Stock is entitled to cast one vote for each share of Common Stock held upon any matter submitted to a vote of our stockholders, including the election of directors.

     During the 180-day period following our first underwritten public offering in which at least $10,000,000 of our Common Stock is sold at a price of not less than $1.00 per share, shares of Common Stock other than those sold in such underwritten public offering may not be transferred or re-sold without our prior written consent. However, this restriction does not prohibit the following transfers:


     - as a bona fide gift, provided the person receiving the gift agrees to the same transfer restriction;



     - as a distribution to the partners, members or shareholders of a Common Stock holder, provided that the persons receiving the distribution agree to the same transfer restriction; or


     - to members of the immediate family of a holder of Common Stock, provided that the family members agree to the same transfer restriction.

SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK

     Except as required by law and except for any merger, consolidation or share exchange resulting in a change of control or the sale of substantially all of our assets submitted to a vote of our shareholders, holders of shares of Series A and Series B Convertible Preferred Stock do not have any voting rights whatsoever. With respect to any corporate transaction submitted to a vote of our shareholders:

     - each holder of shares of Series A or Series B Convertible Preferred Stock is entitled to cast one vote for each share of Series A or Series B Convertible Preferred Stock held; and

     - the holders of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Common Stock vote together and not as separate classes or series.

     The holders of shares of Series A or Series B Convertible Preferred Stock are entitled to participate equally in all dividends paid on Common Stock, except that if dividends on Common Stock are payable in shares of Common Stock,
(1) the corresponding dividends to be paid on Series A Convertible Preferred Stock must be paid in shares of Series A Convertible Preferred Stock and (2) the corresponding dividends to be paid on Series B Convertible Preferred Stock must be paid in shares of Series B Convertible Preferred Stock.

     In the event of any liquidation, dissolution or winding up of md2patient.com, each holder of shares of Series A or Series B Convertible Preferred Stock then outstanding is entitled to be paid, before any payment is made to holders of Common Stock, an amount equal to the price paid to md2patient.com for the initial issuance of such shares of Series A or Series B Convertible Preferred Stock Convertible Preferred Stock.

     If the assets to be distributed are insufficient to permit the payment in full of such liquidation preference, then all of the assets available for distribution will be distributed to holders of Series A and Series B Convertible Preferred Stock pro rata in proportion to the full liquidation preference each holder would otherwise be entitled to receive.

     After the payment in full of the liquidation preference, the holders of Common Stock then outstanding are entitled to be paid an amount per share of Common Stock equal to the liquidation preference of the Series A and Series B Convertible Preferred Stock divided by the total number of then outstanding shares of Series A and Series B Convertible Preferred Stock. If the assets available for distribution are insufficient to permit the payment in full of the amount referred to in the immediately preceding sentence, then all assets will be paid to the holders of Common Stock pro rata based on the number of shares of Common Stock they hold. After payment in full of this amount to the holders of Common Stock, all remaining assets will be distributed to the holders of shares of Common Stock and to the holders of shares of Series A and Series B Convertible Preferred Stock pro rata based on the number of shares of Common Stock and/or Series A and Series B Convertible Preferred Stock they hold.

     If the foregoing manner of distribution would result in a payment per share to holders of Series A and Series B Convertible Preferred Stock of less than the amount payable per share to holders of Common Stock, then the aggregate amount that would have been payable with respect to shares of Series A and Series B Convertible Preferred Stock plus the aggregate amount that would have been payable with respect to all shares of Common Stock will instead be paid to the holders of such Series A and Series B Convertible Preferred Stock Common Stock pro rata based on the number of shares of Series A or Series B Convertible Preferred Stock and/or shares of Common Stock they hold.

     In the case of any merger, consolidation or share exchange resulting in a change of control or the sale of substantially all of our assets, each holder of shares of Series A or Series B Convertible Preferred Stock will have the right to receive the same consideration that a holder of an equal number of shares of Common Stock would be entitled to receive pursuant to such transaction. However, if the consideration so payable to any holder of Series A or Series B Convertible Preferred Stock is not at least equal in value to the Convertible Preferred Stock Liquidation Preference of his or her shares of Series A or Series B Convertible Preferred Stock, then the transaction shall instead be treated as a liquidation and payments will be made in accordance with the procedure described in the preceding two paragraphs. In addition, any consideration payable with respect to shares of Series B Convertible Preferred Stock pursuant to such a transaction may be made payable on a delayed basis over the same period of time as is described below with respect to the automatic conversion of shares of Series B Convertible Preferred Stock.

     Any holder of shares of Series A Convertible Preferred Stock may at any time convert all or any number of his or her shares into shares of Common Stock on a one-for-one basis. In addition, all shares of Series A Convertible Preferred Stock automatically convert into shares of Common Stock on a one-for-one basis upon the closing of an underwritten public in which at least $10,000,000 of our Common Stock is sold at a price of not less than $1.00 per share.


     Outstanding shares of Series B Convertible Preferred Stock automatically convert into shares of Series A Convertible Preferred Stock, on a one-for-one basis, at the rate of one-third per year on each anniversary of their date of issuance. Each one-third calculation is applied per holder of applicable shares with respect to the aggregate number of applicable shares held, rounding up to the nearest whole share. Prior to the initial closing of this offering and subject to the approval of our shareholders, we intend to alter the terms of the Series B Convertible Preferred Stock so that it would automatically convert to Series A Convertible Preferred Stock, on a one-for-one basis, in its entirety, on the first anniversary of its issuance. If we complete an underwritten public in which at least $10,000,000 of our Common Stock is sold at a price of not less than $1.00 per share, shares of our Series B Convertible Preferred Stock will automatically become convertible into shares of our

Common Stock on the same terms that they are presently convertible into shares of our Series A Convertible Preferred Stock.

     A holder of Series A or Series B Convertible Preferred Stock may not transfer or otherwise re-sell any shares of Series A or Series B Convertible Preferred Stock without our prior written consent.

UNDESIGNATED PREFERRED STOCK

     There are 200,000,000 shares of undesignated (or "blank check") Preferred Stock authorized by our Articles of Incorporation. Our Board of Directors has the authority, without obtaining prior shareholder approval, to issue shares of undesignated Preferred Stock in one or more classes or series and to determine the dividend rights, conversion rights, liquidation preferences, voting rights, redemption rights, number of shares constituting any class or series and other rights, terms and designations of such classes or series. We will not issue any such blank check Preferred Stock to our founders unless such issuance is on the same terms offered to all other existing stockholders or to new stockholders. Such issuances may dilute or otherwise adversely affect the economic, ownership and other rights and interests of the holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Common Stock.

WARRANTS

     Terms of Exercise; Expiration. The Warrants will be exercisable for the number of shares of Series A Convertible Preferred Stock underlying the Warrant. If we complete an underwritten public offering in which at least $10,000,000 worth of our Common Stock is sold at a price of not less than $1.00 per share, then the Warrants will automatically become exercisable for shares of our Common Stock on the same terms that they are exercisable for shares of our Series A Convertible Preferred Stock. The exercise price for the Warrants is $1.00 per share for each share to be issued upon exercise. Warrant holders are not entitled to any rights as stockholders of md2patient.com until they exercise their Warrants.


     The Warrants will only be offered by us through WR Hambrecht to (a) physicians who have subscribed to our web services and that we determine have played an important role in the development and market acceptance of our web site, including members of our physician panels, members of our Physician Advisory Board, and those physicians with whom we enter into endorsement relationships, (b) physician subscribers who refer other physicians who subscribe to our web services, and (c) employees and independent contractors who assist us in marketing our web services, and (d) entities with whom we enter into agreements for the provision of content or services to be offered through our site or we otherwise conclude may be helpful in the implementation of our business plan. Our Board of Directors will have the discretion to determine the offerees of the Warrants and, if appropriate, adopt specific criteria for determining the number of underlying shares for which each Warrant is exercisable.


     Each Warrant will be exercisable for all, but not less than all, of the underlying shares on any one occasion. The Warrants are exercisable at any time during the three-year period following their date of issuance. Upon exercise of a Warrant, in lieu of paying the exercise price in cash, the holder of the Warrant may elect to receive a lesser number of shares issued upon exercise that have a value equal to the difference between the fair market value of the shares issued upon exercise and the aggregate exercise price.

     Transfer. Our Warrants will not be publicly traded and can not be sold, transferred, assigned, hypothecated or otherwise disposed of without our prior written consent.


     Outstanding Warrants. As of August 31, 2000, there were outstanding warrants to purchase 1,000,000 shares of our Series A Convertible Preferred Stock, which were issued in connection with our private placement of 5,000,000 shares of Series A Convertible Preferred Stock that closed on November 18, 1999. The warrants that were issued in the private placement have the same terms as the Warrants in this offering, except that the warrants issued in the private placement are exercisable during the period from November 18, 2000 to November 18, 2004.


TRANSFER AGENT

     The transfer agent for our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock is SunTrust Bank, Atlanta.

                        SHARES ELIGIBLE FOR FUTURE SALE

COMMON STOCK


     As of August 31, 2000, there were outstanding an aggregate of 26,905,138 shares of Common Stock that were issued in private transactions in reliance on exemptions from the registration requirements of the federal securities laws. These shares of Common Stock are considered restricted securities under Rule 144 promulgated under the Securities Act of 1933. Accordingly, absent registration for re-sale, these shares may only be re-sold publicly in reliance on and subject to the limitations set forth in Rule 144, which are described below.


     Under the terms of our Articles of Incorporation, during the 180-day period following an underwritten public offering in which at least $10,000,000 worth of our Common Stock is sold at a price of not less than $1.00 per share, no holder of shares of our Common Stock may sell, assign or transfer any of such shares without our prior written consent.

SERIES A CONVERTIBLE PREFERRED STOCK

     We have issued and sold an aggregate of 5,000,000 shares of our Series A Convertible Preferred Stock in private transactions in reliance on exemptions from the registration requirements of the federal securities laws. These shares are also considered restricted securities under Rule 144. Although Rule 144 would permit public re-sales of these shares subject to the limitations of Rule 144 described below, our Articles of Incorporation provide that no holder of shares of our Series A Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent.

     The Series A Convertible Preferred Stock distributed in this offering will be unrestricted for purposes of the federal securities laws and will not be subject to Rule 144. However, our Articles of Incorporation provide that no holder of shares of Series A Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent.

SERIES B CONVERTIBLE PREFERRED STOCK

     The Series B Convertible Preferred Stock distributed in this offering will be unrestricted for purposes of the federal securities laws and will not be subject to Rule 144. However, our Articles of Incorporation provide that no holder of shares of Series B Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent.

SALES FOLLOWING CONVERSION OF SERIES A OR SERIES B CONVERTIBLE PREFERRED STOCK

     Shares of our Series A Convertible Preferred Stock are convertible at any time at the option of the holder into shares of Common Stock and automatically convert to Common Stock upon the closing of an underwritten public offering in which at lease $10,000,000 worth of our Common Stock is sold at a price of not less than $1.00 per share. Furthermore, shares of our Series B Convertible Preferred Stock automatically convert at the rate of one-third per year into shares of Series A Convertible Preferred Stock, if the conversion date occurs prior to an underwritten public offering in which at least $10,000,000 worth of our Common Stock is sold at a price of not less than $1.00 per share, or Common Stock, if the conversion date occurs after such an underwritten public offering.

     Under the federal securities laws, shares issued upon any such conversion will retain the status of the shares converted for purposes of determining whether or not the shares issued upon conversion are restricted. Accordingly, shares issued upon conversion of shares that are considered restricted under Rule 144 will also be restricted under Rule 144. Similarly, shares issued upon conversion of unrestricted securities will also be unrestricted under Rule 144.

     Furthermore, if the shares issued upon conversion are shares of Common Stock, such shares will be subject to the 180-day lock-up period following an underwritten public offering as discussed above. If the shares issued upon conversion are shares of Series A Convertible Preferred Stock, such shares will be subject to the restriction against transfer provided in our Articles of Incorporation, as discussed above.

SALES UNDER RULE 144

     Rule 144 provides that a person holding restricted securities for a period of at least one year may sell such securities in brokerage transactions in an amount not to exceed in any three-month period 1% of the total outstanding number of shares of that class of securities. Because there is no public market for any of our securities, it will be impossible to sell restricted securities through brokerage transactions. However, Rule 144(k) provides that a person who is a "non-affiliate" of md2patient.com and who has held restricted securities for over two years is not subject to these manner of sale and volume limitations as long as the other conditions of Rule 144 are met. Therefore, until we complete an underwritten public offering in which at lease $10,000,000 worth of our Common Stock is sold at a price of not less than $1.00 per share, Rule 144(k) is the only alternative provided for in Rule 144 pursuant to which a shareholder could publicly sell restricted securities.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of material U.S. federal income tax considerations applicable to holders of Warrants offered hereby and those who acquire Series A Convertible Preferred Stock upon exercise of Warrants. No ruling has been requested of the Internal Revenue Service and no opinion has been requested of counsel regarding any of the tax considerations discussed below. This summary is based on provisions of the Internal Revenue Code of 1986, Treasury Regulations, including temporary and proposed Regulations, rulings and decisions currently in effect, all of which may be changed with possible retroactive effect. This discussion does not encompass all of the aspects of federal taxation that may be relevant to investors in light of their personal investment circumstances. In addition, this discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor. Our discussion assumes that investors will hold our Warrants and Series A Convertible Preferred Stock as capital assets within the meaning of Section 1221 of the Code. Prospective investors in the Warrants are strongly urged to consult their tax advisors regarding the particular tax consequences that may apply to them as a result of purchasing, holding and disposing of our Warrants and Series A Convertible Preferred Stock.

     We will only offer and issue our warrants to individuals that are U.S. Holders. A "U.S. Holder" means a citizen or resident of the United States or individuals otherwise subject to U.S. federal income taxation on a net income basis with respect to our Warrants. This discussion does not consider the tax consequences applicable to non-U.S. Holders. Holders may not sell our Warrants and the Warrants are not transferable. In addition, our Warrants are not redeemable by us.

TAX TREATMENT OF WARRANTS; CHARACTERIZATION OF OUR WARRANTS.

     We expect the Warrants to be characterized as warrants or options, and not as equity, for federal income tax purposes. The following discussion assumes that the Warrants we are offering will be properly characterized as warrants.

     Issuance and Exercise. We will only offer Warrants to (a) physicians who have subscribed to our web services and that we determine have played an important role in the development and market acceptance of our web site, (b) physician subscribers who refer other physicians who subscribe to our web services, and (c) employees and independent contractors who assist us in marketing our web services. We will issue the Warrants to these individuals in exchange for the services they are providing to us, specifically, assisting us in developing or marketing our web services and/or referring other physicians who subscribe to our web services. No taxable income will be recognized by a Warrant holder upon the issuance of the Warrant. The Warrant holder, will, in general, recognize ordinary income in the year in which the Warrant is exercised, equal to the excess of the fair market value of the acquired shares on the exercise date over the exercise price paid for the shares. When the Warrant holders are treated as receiving ordinary income as a result of exercise of the Warrant, we will be required to withhold and pay the withholding tax due with regard to that ordinary income. We may do this by withholding from the number of shares issued on exercise of the option, or by requiring payment of the amount required to be withheld before we will issue shares upon exercise of the option.

     Tax Basis in Our Series A Convertible Preferred Stock. When a Warrant is exercised, a holder will acquire basis in our Series A Convertible Preferred Stock equal to the amount of income the holder is required to recognize upon exercise of the Warrant.

     Disposition of Shares Received Upon Exercise of Warrants. Upon a sale or other taxable disposition of the Series A Convertible Preferred Stock, the holder thereof will have gain or loss equal to the excess of (a) the amount realized upon such sale or taxable disposition over (b) the holder's tax basis in the shares of stock. This gain or loss will be capital gain, and will be long-term gain if the shares have been held for more than one year. In the case of individuals, long-term capital gains are generally subject to a maximum tax rate of 20%.

     Lapse. If a Warrant received is not exercised and is allowed to expire, the holder will not recognize any gain or loss in connection with the expiration of the Warrant.

     Tax Treatment to md2patient.com of Warrant Issuance and Exercise. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the Warrant holder with respect to the exercised Warrant. The deduction will generally be allowed for our taxable year in which such ordinary income is recognized by the Warrant holder.

     Other Tax Considerations. There may be other federal, state, local or foreign tax considerations applicable to a particular holder or prospective purchaser of our Warrants, Series B Convertible Preferred Stock or Series A Convertible Preferred Stock. ACCORDINGLY, EACH HOLDER OR PROSPECTIVE PURCHASER OF OUR WARRANTS, SERIES B CONVERTIBLE PREFERRED STOCK AND SERIES A CONVERTIBLE PREFERRED STOCK SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OR PROSPECTIVE PURCHASER OF PURCHASING, HOLDING AND DISPOSING OF OUR WARRANTS AND PREFERRED STOCK.

                              PLAN OF DISTRIBUTION

     We are offering a minimum of 5,000,000 and a maximum of 34,000,000 shares of our Series B Convertible Preferred Stock and up to 2,000,000 shares of our Series A Convertible Preferred Stock. We are also offering Warrants to purchase up to 4,000,000 shares of our Series A Convertible Preferred Stock. We have entered into an underwriting agreement with W.R. Hambrecht & Company, LLC, pursuant to which WR Hambrecht has agreed to assist in the sale of up to 34,000,000 shares of our Series B Convertible Preferred Stock, up to 2,000,000 shares of our Series A Convertible Preferred Stock, and Warrants to purchase up to 4,000,000 shares of our Series A Convertible Stock. WR Hambrecht is not required to sell, as our agent, a specific number or dollar amount of shares or Warrants in the offering, or to purchase any of the shares or Warrants in the offering for its own account or for the accounts of others.


     To date, 730 physicians have subscribed for approximately 3,200,000 shares, the proceeds of which have been deposited by WR Hambrecht into an escrow account at SunTrust Bank pending the receipt of subscriptions for at least 5,000,000 shares. Given our changes to the terms of the offering as reflected in this prospectus, we are granting each physician that has previously subscribed for shares of Series B Convertible Preferred Stock the right to rescind his or her offer to purchase. This rescission right shall remain open for a period of 30 days from the date notice thereof is distributed to each such subscriber. Offers to purchase received following the date of this prospectus, however, as well as prior offers to purchase that are not rescinded within such 30-day period, will be irrevocable unless we fail to meet the minimum 5,000,000 shares or otherwise choose to terminate this offering.



     We intend to sell the shares of Series B Convertible Preferred Stock offered hereby to (a) physicians (or the physician groups in which they practice) who have subscribed for our web services, and (b) accredited investors. Each prospective investor (i) will be given access to the prospectus filed with the Commission relating to the Series B Convertible Preferred Stock in a password-protected, segregated area of the web site of WR Hambrecht or (ii) will receive a copy of this prospectus via mail or overnight delivery. In addition, certain prospective investors will also be given access through the WR Hambrecht site to the prospectus filed with the Commission relating to both the Series A and Series B Convertible Preferred Stock. We intend to offer the shares of Series A Convertible Preferred Stock through WR Hambrecht as our agent to (i) those physicians who have subscribed to our web services and that we determine have played or will play an important role in the development or market acceptance of our web site, including members of our physician panels, members of our Physician Advisory Board and physicians with whom we enter into endorsement relationships, and (ii) entities with whom we enter into agreements for the provision of content or services to be offered through our site or we otherwise conclude may be helpful in the implementation of our business plan.



     We intend to grant the Warrants through WR Hambrecht only to (a) physicians who have subscribed to our web services and that we determine have played an important role in the development and market acceptance of our web site, including members of our physician panels, members of our Physician Advisory Board and physicians with whom we enter into endorsement relationships, (b) physician subscribers who refer other physicians who subscribe to our web services, (c) employees and independent contractors who assist us in marketing our web services, and (d) entities with whom we enter into agreements for the provision of content or services to be offered through our site or we otherwise conclude may be helpful in the implementation of our business plan. Offerees will not pay any consideration in connection with our grant or their receipt of the Warrants. Our Board of Directors will have the discretion to determine the offerees of the Warrants and, if appropriate, adopt specific criteria for determining the number of underlying shares for which each Warrant is exercisable. Because we do not intend to grant any Warrants until we have completed the initial closing for at least 5,000,000 shares of Series B Convertible Preferred Stock, we have not yet determined the specific criteria for the selection of offerees or the number of underlying shares to be made available to any such offeree.



     To participate in the offering of either the Series A or Series B shares, investors will be required to open a brokerage account with WR Hambrecht with an initial minimum deposit of $3,000. WR Hambrecht will deposit all payments it accepts as our agent into an interest bearing escrow account at SunTrust Bank by noon of the next business day. Once we receive payments for at least 5,000,000 shares of Series B Convertible Preferred Stock, we will conduct an initial closing. Our officers and directors will be able to purchase shares of Series B Convertible Preferred Stock in the offering in order to meet the minimum of 5,000,000 shares. Such purchases of Series B Convertible Preferred Stock by officers and directors will be on the same terms as purchases by other investors in the offering. At the initial closing, all payments for shares of Series A and Series B Convertible Preferred Stock received in the escrow account up to that point, minus the amount of any sales commissions owed to WR Hambrecht, will be disbursed to us. If we have not received payments for at least 5,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, all payments will be promptly refunded in full with interest and without deducting any expenses. Until such time as the escrow agent has released their payments to us, investors will not be deemed shareholders. The escrow agent will hold the payments in escrow for the benefit of the investors and the funds will not be subject to our creditors. During the period of escrow, investors will not be entitled to a refund of their payments. Following the initial closing, we will hold additional interim closings at such times as we agree upon with WR Hambrecht until (a) all of the shares in this offering have been purchased, (b) December 31, 2000 or (c) we decide to terminate the offering, whichever occurs first. At such interim closings, all payments for shares of Series A and Series B Convertible Preferred Stock received in the escrow account since the immediately preceding closing, minus the amount of any sales commissions owed to WR Hambrecht, will be disbursed to us.



     To participate in the offering of the Warrants, offerees will be required to open a brokerage account with WR Hambrecht with an initial minimum deposit of $3,000. No Warrants will be issued unless the Company has conducted an initial closing for at least 5,000,000 shares of Series B Convertible Preferred Stock.



     To participate in the offering of Series B Convertible Preferred Stock, investors must purchase a minimum of 3,000 shares of Series B Convertible Preferred Stock. In addition, investors must purchase the Series B Convertible Preferred Stock in increments of 1,000 shares. There will be no maximum investment for accredited investors; however, we will limit the number of shares that may be purchased by any nonaccredited physician subscriber to our Internet services to no more than 25,000 shares.


     As to the shares of Series A Convertible Preferred Stock to be sold in this offering, there is a minimum investment of $3,000 but no maximum investment. However, we do not expect that any investor will be offered more than 100,000 shares of Series A Convertible Preferred Stock.

     We intend to effect offers and sales of the shares and Warrants in the offering through the delivery of this prospectus by WR Hambrecht.


     In connection with its assistance with the sale of the Series A and Series B Convertible Preferred Stock and Warrants offered hereby, WR Hambrecht will receive a fee equal to (i) $400,000 upon the closing of the sale of 5,000,000 shares of Series B Convertible Preferred Stock, (ii) eight cents ($.08) per share of any shares of Series A or Series B Convertible Preferred Stock sold after the initial closing of the sale of 5,000,000 shares, until an aggregate of 6,250,000 shares have been sold, (iii) zero cents ($.00) per share of any shares sold after an aggregate of 6,250,000 shares have been sold and until 16,666,666 shares have been sold, and (iv) three cents ($.03) per share of any shares sold after an aggregate of 16,666,666 shares have been sold. WR Hambrecht will not receive any fee in connection with the offer or exercise of the Warrants. We have agreed to indemnify WR Hambrecht against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that WR Hambrecht may be required to make in respect thereof.


     The expenses of the offering, exclusive of any underwriting commissions payable to WR Hambrecht include the Commission registration fee, the NASD filing fee, printing expenses, legal fees and expenses, accounting fees and expenses, blue sky fees and expenses, transfer agent and registrar fees, and other miscellaneous fees. We estimate that these fees and expenses will be an aggregate of approximately $850,000. These fees and expenses are payable entirely by us.


     WR Hambrecht does not intend to act as a market maker for the Series B Convertible Preferred Stock, for the Series A Convertible Preferred Stock or for the Warrants following this offering.

     We have not determined the offering price of the Series A or Series B Convertible Preferred Stock or the exercise price of the Warrants by negotiation with WR Hambrecht, as is customary in many initial public offerings. Instead, the offering price has been determined arbitrarily by our Board of Directors.

     WR Hambrecht is an investment banking firm formed as a limited liability company in February 1998. In addition to this offering, WR Hambrecht has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht, William R. Hambrecht, has 40 years of experience in the securities industry.


     This is neither a solicitation of an offer to buy nor an offer to sell our securities to persons in the following jurisdictions: Florida, Guam, Idaho, Montana, Nebraska, New Mexico, Puerto Rico, South Dakota, Vermont, and Wyoming. Persons in these jurisdictions are not authorized to purchase any of our securities under this prospectus.


                                 LEGAL MATTERS

     The validity of the securities offered in this offering will be passed upon by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters will be passed upon for WR Hambrecht by Bass, Berry & Sims PLC, Nashville, Tennessee.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999, and for the period from July 30, 1999 (date of inception) to December 31, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the securities offered by this prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the Commission upon payment to the Commission of prescribed fees. You may also inspect these reports and other information without charge at a web site maintained by the Commission. The address of this site is http://www.sec.gov.

     Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Commission. Although we do not anticipate that we will send any of these reports to our stockholders, you will be able to inspect and copy these reports and other information at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the Commission as described above, or inspect them without charge at the Commission's web site.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering for sale, and seeking offers to buy, shares of our Preferred Stock only in jurisdictions where offers and sales are permitted.

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
MD2patient, Inc., formerly MDpathways, Inc.

     We have audited the accompanying balance sheet of MD2patient, Inc., formerly MDpathways, Inc. (a Company in the development stage) as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from July 30, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MD2patient, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period from July 30, 1999 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                              /s/ Ernst & Young LLP

January 14, 2000,
except for the third paragraph of
Note 8, as to which the date is
March 3, 2000
Nashville, Tennessee

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)


                                 BALANCE SHEETS



                                                        DECEMBER 31,        JUNE 30,
                                                            1999              2000
                                                      -----------------   -------------
                                                                           (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash................................................     $4,025,058        $ 1,395,836
Prepaid and other...................................        107,168            109,893
                                                         ----------        -----------
     Total current assets...........................      4,132,226          1,505,729
Deferred offering costs.............................        184,328            775,227
Computer software costs.............................        259,283          2,291,043
Equipment and furniture.............................         92,073            470,664
                                                         ----------        -----------
     Total assets...................................     $4,667,910        $ 5,042,663
                                                         ==========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses...............     $  257,292        $ 2,041,000
Deferred subscription fees..........................         80,333            440,000
Promissory notes payable............................             --          2,050,000
                                                         ----------        -----------
     Total current liabilities......................        337,625          4,531,000
Deferred subscription fees..........................        144,667            603,530
                                                         ----------        -----------
     Total liabilities..............................        482,292          5,134,530
                                                         ----------        -----------
STOCKHOLDERS' EQUITY:
Convertible preferred stock, $.01 par value,
  300,000,000 shares authorized;
  -- Series A Convertible; 50,000,000 shares
  designated;
     5,000,000 shares issued and outstanding
  (liquidation preference of $5,000,000 at June 30,
  2000).............................................         50,000             50,000
  -- Series B Convertible; 50,000,000 shares
  designated;
     no shares issued and outstanding...............             --                 --
Common stock, $.01 par value, 300,000,000 shares
  authorized; 10,000,000 and 30,252,500 shares
  issued and outstanding at December 31, 1999 and
  June 30, 2000, respectively.......................        100,000            302,525
Unearned stock grant compensation...................             --           (125,525)
Additional paid-in capital..........................      4,686,087          4,686,087
Deficit accumulated during development stage........       (650,469)        (5,004,954)
                                                         ----------        -----------
                                                          4,185,618            (91,867)
                                                         ----------        -----------
                                                         $4,667,910        $ 5,042,663
                                                         ==========        ===========


The accompanying notes are an integral part of the financial statements.

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)


                            STATEMENTS OF OPERATIONS



                                                  FOR THE PERIOD
                                                       FROM
                                                   JULY 30, 1999
                                                (DATE OF INCEPTION)    FOR THE SIX
                                                      THROUGH         MONTHS ENDED
                                                 DECEMBER 31, 1999    JUNE 30, 2000
                                                -------------------   -------------
                                                                       (UNAUDITED)
REVENUES:
Interest income...............................      $    25,610        $    32,950
Subscriptions.................................               --             88,000
                                                    -----------        -----------
  Total revenues..............................           25,610            120,950
COSTS AND EXPENSES:
Selling, general and administrative...........          676,079          4,470,435
                                                    -----------        -----------
Interest expense..............................               --              5,000
                                                    -----------        -----------
  Total costs and expenses....................          676,079          4,475,435
                                                    -----------        -----------
  Net loss....................................      $  (650,469)       $(4,354,485)
                                                    ===========        ===========
Basic and diluted net loss per share..........      $     (0.07)       $     (0.18)
                                                    ===========        ===========
Basic and diluted weighted average shares
  outstanding.................................       10,000,000         24,815,069
                                                    ===========        ===========


The accompanying notes are an integral part of the financial statements.

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)


                       STATEMENTS OF STOCKHOLDERS' EQUITY


         FOR THE PERIOD FROM JULY 30, 1999 (DATE OF INCEPTION) THROUGH


     DECEMBER 31, 1999, AND THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)



                                                                                                           DEFICIT
                       SERIES A CONVERTIBLE                                                              ACCUMULATED
                          PREFERRED STOCK          COMMON STOCK                             ADDITIONAL     DURING
                       ---------------------   ---------------------     UNEARNED STOCK      PAID-IN     DEVELOPMENT
                         SHARES      AMOUNT      SHARES      AMOUNT    GRANT COMPENSATION    CAPITAL        STAGE         TOTAL
                       ----------   --------   ----------   --------   ------------------   ----------   -----------   -----------
Inception, July 30,
  1999...............         --    $    --            --   $     --       $      --        $       --   $        --   $        --
Issuance of common
  stock..............         --         --    10,000,000    100,000              --                --            --       100,000
Issuance of Series A
  Convertible
  Preferred Stock,
  net of expenses of
  $124,913 and
  subscription fees
  of $139,000........  5,000,000     50,000            --         --              --         4,526,087            --     4,576,087
Issuance of warrants
  on Series A
  Convertible
  Preferred Stock....         --         --            --         --              --           160,000            --       160,000
  Net loss...........         --         --            --         --              --                --      (650,469)     (650,469)
                       ---------    -------    ----------   --------       ---------        ----------   -----------   -----------
Balance, December 31,
  1999...............  5,000,000     50,000    10,000,000    100,000              --         4,686,087      (650,469)    4,185,618
                       ---------    -------    ----------   --------       ---------        ----------   -----------   -----------
Issuance of common
  stock
  (unaudited)........         --         --    20,252,500    202,525        (160,550)               --            --        41,975
Amortization of
  unearned stock
  grant compensation
  (unaudited)........         --         --            --         --          35,025                --            --        35,025
Net loss
  (unaudited)........         --         --            --         --              --                --    (4,354,485)   (4,354,485)
                       ---------    -------    ----------   --------       ---------        ----------   -----------   -----------
Balance, June 30,
  2000 (unaudited)...  5,000,000    $50,000    30,252,500   $302,525       $(125,525)       $4,686,087   $(5,004,954)  $   (91,867)
                       =========    =======    ==========   ========       =========        ==========   ===========   ===========


The accompanying notes are an integral part of the financial statements.

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)


                            STATEMENTS OF CASH FLOWS



                                                  FOR THE PERIOD
                                                       FROM
                                                   JULY 30, 1999
                                                (DATE OF INCEPTION)    FOR THE SIX
                                                      THROUGH         MONTHS ENDED
                                                 DECEMBER 31, 1999    JUNE 30, 2000
                                                -------------------   -------------
                                                                       (UNAUDITED)
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss......................................       $ (650,469)       $(4,354,485)
Adjustments to reconcile net loss to net cash
  used in operating activities:
Depreciation and amortization.................               --             45,000
Stock grant compensation......................               --             77,000
  Change in assets and liabilities:
     Prepaid and other........................         (107,168)            (2,725)
     Accounts payable and accrued expenses....          257,292          1,783,708
     Deferred subscription fees...............          225,000            818,530
                                                     ----------        -----------
       Net cash used in operating
          activities..........................         (275,345)        (1,632,972)
                                                     ----------        -----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures..........................         (351,356)        (2,455,351)
                                                     ----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock......................          100,000                 --
Issuance of Series A Convertible Preferred
  Stock.......................................        4,576,087                 --
Issuance of warrants on Series A Convertible
  Preferred Stock.............................          160,000                 --
Deferred offering costs.......................         (184,328)          (590,899)
Proceeds from promissory notes payable........               --          2,050,000
                                                     ----------        -----------
       Net cash provided by financing
          activities..........................        4,651,759          1,459,101
                                                     ----------        -----------
       Net increase (decrease) in cash........        4,025,058         (2,629,222)
Cash, beginning of period.....................               --          4,025,058
                                                     ----------        -----------
Cash, end of period...........................       $4,025,058        $ 1,395,836
                                                     ==========        ===========


The accompanying notes are an integral part of the financial statements.

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

                DECEMBER 31, 1999, AND JUNE 30, 2000 (UNAUDITED)


1. ORGANIZATION AND NATURE OF BUSINESS

     MD2patient, Inc. ("the Company") is a Georgia corporation which was incorporated and capitalized by Heritage Group LLC ("Heritage") in July 1999 under the name of MDpathways, Inc. The Company changed its name to MD2patient, Inc. in December 1999. The Company is developing a web site to provide access to selected on-line healthcare content and services and to develop web pages for its physician subscribers.


     MD2patient, Inc. is in the development stage as its operations principally involve the building of its web site infrastructure, market analysis, capital raising and other business planning activities. For the period from July 30, 1999 (date of inception) through December 31, 1999, no revenue was generated. For the six months ended June 30, 2000, $88,000 (unaudited) of revenue was generated. Since MD2patient, Inc. is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.


2. SIGNIFICANT ACCOUNTING POLICIES


a.  Unaudited Interim Financial Statements



    The unaudited balance sheet as of June 30, 2000 and the related unaudited statements of operations, shareholders' equity, and cash flows for the six months ended June 30, 2000, (interim financial statements) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim results.



    The interim financial statements should be read in conjunction with the audited financial statements appearing herein. The results of the six months ended June 30, 2000 may not be indicative of operating results for the full year.



b.  Concentration of Credit Risk


    Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash. The Company maintains cash with one financial institution located in Tennessee, which may at times exceed federally insured limits.

    The carrying amounts reported in the balance sheets for cash and accounts payable approximate their fair values due to the short-term nature of these financial instruments.

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


c.  Estimates


    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


d.  Computer hardware and software


    Property and equipment are stated at cost and will be amortized over the expected useful lives of the assets ranging from three to seven years.


e.  Advertising



    MD2patient, Inc. expenses advertising costs when incurred. Advertising expenses incurred for the period ended December 31, 1999 and the six months ended June 30, 2000 were $0 and $170,000 (unaudited), respectively. At December 31, 1999, the Company had prepaid $100,000 related to an advertising retainer for fiscal 2000, which was expensed during the six months ended June 30, 2000 (unaudited). At June 30, 2000, the Company had no prepaid related to advertising.



f.  Start-up Costs



    MD2patient, Inc. has adopted Statement of Position No. 98-5 requiring companies to expense all start-up related expenses when incurred. Start-up expenses incurred for the period ended December 31, 1999 and the six months ended June 30, 2000, were $3,582 and $0 (unaudited), respectively.



g.  Revenue Recognition



    The Company had no revenue during 1999. The Company had $88,000 of revenue from user subscriptions for the six months ended June 30, 2000 (unaudited). The Company anticipates generating revenue from several sources. Revenue from user subscriptions will be recognized over the related subscription period. Revenue from our web vendors for website hosting and content syndication will be recognized ratably over the terms of the underlying agreements. Advertising revenue will be recognized in the period in which the advertisement is displayed, either on a straight-line method or based on minimum guaranteed impressions. Revenue from our e-commerce transactions will be recognized as the underlying sales transaction is completed over the underlying service period. Revenue from participation in medical research and participation in clinical drug trials will be recognized over the term of the underlying agreement or contract period.


    The Company anticipates entering into advertising barter transactions and will account for such transactions in accordance with EITF Issue No. 99-17, Advertising Barter Transactions. Revenues and expenses will be recognized at fair value from advertising barter transactions only if the fair value of the advertising surrendered in the

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    transaction is determinable based on our historical practice, not to exceed six months prior to the date of the barter transaction, of receiving cash for similar advertising from unrelated parties to the barter transaction.


h.  Website Development and Maintenance Costs



    The Company accounts for costs incurred to develop and implement its website in accordance with Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The Company is currently in its application development stage of its website development, with activities predominantly related to installation of hardware and coding of the website. Prior to this stage, the Company expensed all costs associated with its website development. Once the application development stage is completed, costs associated with post-implementation/operation will be expensed as incurred, including costs to populate content and maintenance of the website. Through December 31, 1999, the Company has capitalized approximately $259,000 related to its website development. Through June 30, 2000, the Company has capitalized approximately $2.5 million (unaudited) related to its website development.



i.  Net Loss Per Share


    The Company computes net loss per share following Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potentially dilutive shares outstanding during the period. Potentially dilutive shares, composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on assumed conversion of the Convertible Preferred Stock, are included in diluted net loss per share to the extent these shares are dilutive.

    Potentially dilutive shares consisting of 1,000,000 warrants to purchase Series A Convertible Preferred stock and 5,000,000 shares of Series A Convertible Preferred Stock were excluded from basic and diluted net loss per share because of their anti-dilutive effect.


j.  Income Taxes


    Income taxes are computed based on the liability method of accounting whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


k.  Comprehensive Income



    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective July 30, 1999. This statement requires a full set of general purpose financial statements to be expanded to include the reporting of "comprehensive income." Comprehensive income is comprised of two components, net income and other comprehensive income. During the period ended December 31, 1999 and the six months ended June 30, 2000 (unaudited), the Company had no items qualifying as other comprehensive income; accordingly, the adoption of SFAS No. 130 had no impact on the Company's financial statements.



l.  Segment Reporting



    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way public business enterprises report segment information, including financial and descriptive information about their selected information in interim and annual financial statements. Under SFAS No. 131, operating segments are defined as revenue producing components of the enterprise which are generally used internally for evaluating segment performance. As the Company has a limited operating history, the effects of SFAS No. 131 on the Company's financial position or results of operations for the period ended December 31, 1999 and the six months ended June 30, 2000 (unaudited) could not yet be determined.



m.  Recently Issued Accounting Pronouncements


    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company believes SFAS No. 133 will have no material effect on its financial position or results of operations.

3. DEFERRED OFFERING COSTS

     Deferred offering costs represent costs incurred as of the balance sheet date as they relate to MD2patient, Inc.'s proposed initial public offering.

4. SHAREHOLDERS' EQUITY

CAPITAL STOCK

     The authorized shares of the Company total 600,000,000 shares, consisting of: (a) 300,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"); and (b) 300,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Stock"), of which 50,000,000 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred") and 50,000,000 shares have been designated as Series B Convertible Preferred Stock ("Series B Preferred"), these preferred shares together are referred to as the "Convertible Preferred Stock."

COMMON STOCK

     On July 30, 1999, the Company was formed as a wholly-owned subsidiary of Heritage Group, LLC ("Heritage") and in connection with such formation, 50,000,000 shares of Common Stock were issued to Heritage for $100,000. For certain business and tax planning purposes, Heritage elected to return 40,000,000 shares of Common Stock to the Company effective November 23, 1999, which is available for reissuance at the discretion of the Board of Directors. This has been accounted for as a reverse stock split and all amounts have been adjusted accordingly.

     The Common Stock is subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the Company's Articles of Incorporation. Dividends may be paid on the Common Stock, but only when and as declared by the Board of Directors. Upon any dissolution, liquidation or winding up of the Company, the holders of the Common Stock, and any holders of any class or series of stock entitled to participate therewith will become entitled to participate in the distribution of any assets of the Company after payment of all debt and liabilities, and after the Company has paid or set aside for payment, amounts due to holders of any class of stock having preference over the Common Stock.

     Each holder of Common Stock is entitled to cast one vote for each outstanding share of Common Stock held upon any matter or thing submitted to a vote of the stockholders of the Company.

CONVERTIBLE PREFERRED STOCK

     Effective November 18, 1999, the Company closed a private placement of Series A Convertible Preferred Stock whereby 5,000,000 shares were sold for $1.00 per share. Included with this purchase, investors received warrants to purchase 1,000,000 shares of Series A Convertible Preferred Stock for $1.00 per share and are exercisable beginning one year after the date of issuance. The estimated fair value of those warrants totaled $160,000 at November 18, 1999 and has been allocated to warrants from additional paid in capital on the statement of stockholders' equity. The fair value of each warrant was estimated using a minimal value model with the following assumptions: expected life of three years; 0% dividend; and a risk-free interest rate of 5.77%. Additionally, investors in this Series A placement received free three year subscriptions to the website. Deferred subscription fees have been recorded and additional paid-in-capital has been reduced by $139,000 which represents the price of a three year subscription.

     VOTING RIGHTS. Except as required by law and except for any "Corporate Transaction" submitted to a vote of the stockholders of the Company, holders of shares of Convertible Preferred Stock do not have any voting rights whatsoever. A Corporate

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Transaction is defined as (a) any consolidation or merger of the Company, other than any merger, consolidation or share exchange resulting in the holders of the capital stock of the Company entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting entity entitled to vote for the election of directors, or (b) any sale or other disposition by the Company of all or substantially all of its assets to a third party. With respect to any Corporate Transaction submitted to a vote of the stockholders of the Company, (i) each holder of shares of Convertible Preferred Stock is entitled to cast one vote for each outstanding share of Convertible Preferred Stock so held and (ii) the holders of shares of Convertible Preferred Stock and Common Stock will vote together and not as separate classes or series.

     DIVIDEND RIGHTS. Holders of Convertible Preferred Stock are entitled to participate on a share for share basis in all dividends declared and paid on Common Stock, provided, however, that in case of dividends on Common Stock that are payable in Common Stock, or in options, warrants or rights to acquire Common Stock, or in securities convertible into or exchangeable for Common Stock, (i) the corresponding dividends to be paid to holders of Series A Preferred Stock will be paid in shares of, or options, warrants or rights to acquire, or securities convertible or exchangeable for, as the case may be, Series A Preferred Stock, and (ii) the corresponding dividends to be paid to holders of Series B Preferred Stock will be paid in shares of, or options, warrants or rights to acquire, or securities convertible into or exchangeable for, as the case may be, Series B preferred Stock.

     LIQUIDATION. Upon any dissolution, liquidation or winding up of the Company, the holders of the Convertible Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount is made in respect to Common Stock, an amount equal in value to the consideration received by the Company for the initial issuance of such shares of Convertible Preferred Stock, as adjusted. If upon liquidation, the assets to be distributed to the Convertible Preferred Stock are insufficient to permit the payment in full of the Convertible Preferred Stock Liquidation Preference, then all of the assets legally available for distribution to the holders of Convertible Preferred Stock will be distributed to such holders ratably in proportion the amount otherwise entitled.

CONVERSION OF SERIES A PREFERRED STOCK

     OPTIONAL CONVERSION. Any holder of shares of Series A Preferred Stock may at any time convert all or any number of the shares held into shares of Common Stock on a one-for-one basis by surrendering the certificate. At the time conversion has been effected, the shares surrendered for conversion will no longer be deemed to be outstanding, all rights of a converting holder with respect to the shares surrendered for will immediately terminate and the holder will be deemed to have become the holder of record of the shares of Common Stock issuable upon conversion.

     AUTOMATIC CONVERSION. All shares of Series A Preferred Stock will automatically be converted into shares of Common Stock on a one-for-one basis upon the closing of a

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

"Qualified Public Offering," defined as a firm commitment underwritten public offering of Common Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, in which (i) the gross aggregate proceeds, before fees and expenses, received by the Company (and any selling shareholders) equals or exceeds $10,000,000 and (ii) the price per share to the public equals or exceeds $1.00; provided, however, that the term "Qualified Public Offering" will not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

     The Company will at all times reserve out of its authorized but unissued capital stock or out of its capital stock held in treasury sufficient shares of Common Stock to permit the conversion of all outstanding Series A Preferred Stock.

CONVERSION OF SERIES B PREFERRED STOCK


     Outstanding shares of Series B Preferred Stock will automatically be converted into shares of Series A Preferred Stock (if converted prior to a Qualified Public Offering) or Common Stock (if converted after a Qualified Public Offering), on a one-for-one basis, at the rate of one-third per year on the anniversary of their date of issuance. Prior to the initial closing of this offering and subject to the approval of our shareholders, we intend to alter the terms of the Series B Convertible Preferred Stock so that it would automatically convert to Series A Convertible Preferred Stock, on a one-for-one basis, in its entirety, on the first anniversary of its issuance.


     The Company will at all times reserve out of its authorized but unissued capital stock or out of its capital stock held in treasury sufficient shares of Series A Preferred Stock or Common Stock, as applicable, to permit the conversion of all outstanding Series B Preferred Stock.

RESTRICTIONS ON TRANSFERS

     Holders of Convertible Preferred Stock will not transfer record or beneficial ownership of, and the Company will not recognize or register the transfer of, any shares of Convertible Preferred Stock unless the Company gives its prior written consent.

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5. INCOME TAXES


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and June 30, 2000 (unaudited) are as follows:



                                            1999      JUNE 30, 2000
                                          ---------   -------------
                                                       (UNAUDITED)
Deferred tax assets:
  Start-up costs........................  $  88,664    $    79,646
  Depreciation and amortization.........         --        (19,000)
  Deferred subscription fees............     85,500        396,541
  Net operating loss carryforwards......    122,985      1,503,605
                                          ---------    -----------
Total deferred tax assets...............    297,149      1,960,792
  Valuation allowance...................   (297,149)    (1,960,792)
                                          ---------    -----------
Total deferred tax assets, net of
  valuation allowance...................  $      --    $        --
                                          =========    ===========



     The effective income tax rate differed from the federal statutory rate for the period from July 30, 1999 (date of inception) to December 31, 1999 and the six months ended June 30, 2000 as follows:



                                                1999       2000
                                                -----   -----------
                                                        (UNAUDITED)
U.S. federal income tax rate..................   34.0%      34.0%
State income tax, net of federal income tax
  benefit.....................................    4.0        4.0
Increase in valuation allowance...............  (38.0)     (38.0)
                                                -----      -----
                                                  0.0%       0.0%
                                                =====      =====



     The Company has established a valuation allowance for deferred tax assets at December 31, 1999 and June 30, 2000 (unaudited) due to the uncertainty of realizing these assets in the future. The valuation allowance increased $297,149 during 1999 and $1,663,643 (unaudited) during the six months ended June 30, 2000. As of June 30, 2000 (unaudited), the Company had future net operating loss carryforwards of $3,956,855 expiring 2020.


6. COMMITMENTS AND CONTINGENCIES


     The Company is obligated under an agreement for the development and implementation of an Information Technology Infrastructure, which principally relates to its web site. The agreement allows for termination at any time (i) by the Company upon thirty days written notice to the vendor; (ii) by the vendor in the event of a professional conflict upon ten days written notice to the Company; or (iii) by either party upon written notice for failure to comply with the terms of the agreement for a thirty-day period following receipt of notice. Fees associated with this agreement total approximately $200,000 for 1999 and

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


$2.2 million for the six months ended June 30, 2000 (unaudited) and have been capitalized as computer software costs.


     Minimum rental commitments under operating leases having an initial or remaining non-cancelable term of more than one year are as follows:

          2000................................................$165,776
          2001.................................................165,776
          2002.................................................165,776

                                         -----------------------------
                                                              $497,328
                                         -----------------------------
                                         -----------------------------

7. INITIAL PUBLIC OFFERING


     The Company has filed a Registration Statement with the Securities and Exchange Commission for a proposed initial public offering ("IPO") of its Series A and B Convertible Preferred Stock. In its IPO, the Company plans to issue a maximum of 2,000,000 shares of its Series A Convertible Preferred Stock and 34,000,000 shares of its Series B Convertible Preferred Stock. Offering costs were estimated to be approximately $450,000, not including placement agency fees at December 31, 1999 and are now estimated to be approximately $850,000 at June 30, 2000 (unaudited).


8. SUBSEQUENT EVENTS

EMPLOYMENT AGREEMENTS


     Through March 2000, the Company entered into employment agreements with five executive officers. The agreements generally continue until terminated with notice by the Company or the executive, and provide for severance payments under certain circumstances. The agreements include a covenant against competition with the Company, which extends for a period of one year after termination.



EMPLOYMENT AGREEMENTS SUBSEQUENT TO MARCH 3, 2000 (UNAUDITED)



     During April 2000, the Company entered into an employment agreement with one executive officer. The agreement generally continues until terminated with notice by the Company or the executive, and provides for severance payments under certain circumstances. The agreement includes a covenant against competition with the Company, which extends for a period of one year after termination.



     Effective August 16, 2000, two key members of management resigned including the Chief Executive Officer and accordingly the Company is in the process of negotiating their separation agreements.


2000 LONG-TERM INCENTIVE PLAN


     Effective January 13, 2000, the Board of Directors and shareholders approved the 2000 Long-term Incentive Plan which provides for the grant of nonqualified and incentive stock options, stock appreciation rights, performance shares, restricted stock and other stock-based awards. There are 10,000,000 shares available under this plan for future grants at January 14, 2000. Under the provisions of the 2000 plan, nonqualified stock options and other stock awards are to be granted to officers and employees at prices not less than fair market value at the date of grant, and nonqualified stock options are to be graded at an

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


exercise price not less than 85% of the fair market value of our common stock on the date of grant. To date no grants have been made under this plan.



STOCK GRANTS



     During January, February and March 2000, the Company granted 13,750,000 restricted shares of common stock to certain of its employees and directors. Shares were awarded in the name of the employee, who has all rights of a shareholder, subject to certain restrictions on transferability and a risk of forfeiture. The forfeiture provisions expire monthly, over a period not to exceed five years. Restricted shares subject to forfeiture provisions have been recorded as unearned stock grant compensation totalling $137,500.



     During February 2000, the Company granted 597,500 shares of common stock to seven individuals who had been instrumental in the Company's initial start-up activities during 1999. The Company recorded $5,975 of compensation expense related to these grants.



STOCK GRANTS SUBSEQUENT TO MARCH 3, 2000 (UNAUDITED)



     During April, May and June 2000, the Company granted 2,305,000 restricted shares of common stock to certain of its employees and directors. Shares were awarded in the name of the employee, who has all rights of a shareholder subject to certain restrictions on transferability and a risk of forfeiture. The forfeiture provisions expire monthly, over a period not to exceed five years. Restricted shares subject to forfeiture provisions have been recorded as unearned stock grant compensation totalling $23,050.



     During June 2000, the Company issued 3,600,000 shares of common stock to Heritage Health Systems, Inc. ("HHS") pursuant to an Internet Services Agreement entered into between HHS and the Company. HHS provides various management and administrative services to independent physician associations. Pursuant to the terms of the agreement, the Company will have the opportunity to provide consulting and Internet-related services to HHS. HHS has agreed to exclusively endorse and recommend the Company's services to its affiliated independent physician associations and to their physician members. Based on these introductions, the Company will attempt to establish relationships with various independent physician associations involving joint ownership of entities that will provide Internet services to the associations. The Company recorded $36,000 of consulting expense in connection with this issuance.



PROMISSORY NOTES PAYABLE (UNAUDITED)



     During June 2000, the Company borrowed $2,050,000 pursuant to promissory notes that bear interest at an annual rate of 12% and mature on June 19, 2001. The Company subsequently borrowed an additional $200,000 on the same terms and conditions. The Company may pre-pay the promissory notes at any time without penalty. A total of $1,600,000 of these promissory notes were issued to directors, executive officers, family members of an executive officer and employees of the Company, including: $200,000 to

                                MD2PATIENT, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


Rock A. Morphis (Chairman), $200,000 to Joseph B. Crace (Director), $200,000 to Mr. Crace's parents, R. Joseph and Rita H. Crace; $200,000 to Mr. Crace's brother, Robert K. Crace; $200,000 to Albert Rodewald (Executive Vice President, Chief Technology Officer and Director); $100,000 to John E. Blount (Chief Executive Officer and Director) and $200,000 to James G. Petway, Jr. (President and Chief Financial Officer).

             ------------------------------------------------------
             ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY:

     - EXCEPT THE STOCK OFFERED BY THIS PROSPECTUS;

     - IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED;

     - IN ANY JURISDICTION WHERE THE DEALER OR OTHER SALESPERSON IS NOT QUALIFIED TO MAKE THE OFFER OR SOLICITATION;

     - TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION;
       OR

     - TO ANY PERSON WHO IS NOT A UNITED STATES RESIDENT OR WHO IS OUTSIDE THE JURISDICTION OF THE UNITED STATES.

     THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY
THAT:

     - THERE HAVE BEEN NO CHANGES IN THE AFFAIRS OF MD2PATIENT.COM AFTER THE DATE OF THIS PROSPECTUS; OR

     - THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.


     UNTIL           , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                               34,000,000 SHARES

                                MD2PATIENT, INC.

                              SERIES B CONVERTIBLE
                                PREFERRED STOCK

                                   PROSPECTUS
                           (WR HAMBRECHT & CO. LOGO)

                                            , 2000


             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY:

     - EXCEPT THE STOCK OFFERED BY THIS PROSPECTUS;

     - IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED;

     - IN ANY JURISDICTION WHERE THE DEALER OR OTHER SALESPERSON IS NOT QUALIFIED TO MAKE THE OFFER OR SOLICITATION;

     - TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION;
       OR

     - TO ANY PERSON WHO IS NOT A UNITED STATES RESIDENT OR WHO IS OUTSIDE THE JURISDICTION OF THE UNITED STATES.

     THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY
THAT:

     - THERE HAVE BEEN NO CHANGES IN THE AFFAIRS OF MD2PATIENT.COM AFTER THE DATE OF THIS PROSPECTUS; OR

     - THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.


     UNTIL        , 2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                              2,000,000 SHARES OF
                              SERIES A CONVERTIBLE
                                PREFERRED STOCK

                              WARRANTS TO PURCHASE
                              4,000,000 SHARES OF
                                    SERIES A
                                  CONVERTIBLE
                                PREFERRED STOCK

                                MD2PATIENT, INC.
                                   PROSPECTUS
                           (WR HAMBRECHT & CO. LOGO)

                                          , 2000

             ------------------------------------------------------
             ------------------------------------------------------

               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee.


SEC Registration Fee........................................  $ 15,000
Accounting Fees and Expenses................................    70,000
Legal Fees and Expenses.....................................   475,000
Printing Costs..............................................   220,000
Miscellaneous Expenses......................................    70,000
                                                              --------
  Total.....................................................  $850,000
                                                              ========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted under Georgia law, our Articles of Incorporation provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or any other duty owed to the corporation as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law,
(c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper personal benefit.

     Under our Bylaws, we are required to indemnify our directors to the full extent permitted by Georgia law. Georgia law provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorney's fees, resulting from various types of legal actions or proceedings, including, but not limited to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) the Board of Directors by a majority vote of all the disinterested directors, if there are at least two disinterested directors, (b) a majority vote of a committee of two or more disinterested directors, (c) special legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification shall be made (i) in connection with a proceeding by or in the right of MD2patient, Inc. except for reasonable expenses incurred in connection with the proceeding if it is determined that the indemnitee has met the relevant standard of conduct, or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In connection with the formation of MD2patient, Inc. on July 30, 1999, we sold 50,000,000 shares of Common Stock to Heritage Group, LLC for a purchase price of $100,000.00.

     To raise working capital, on November 18, 1999, we sold 5,000,000 shares of Series A Convertible Preferred Stock and related warrants to individual investors. The aggregate purchase price for such purchases was $5,000,000.

     The offer, sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transactions by an issuer not involving a public offering. The recipient of securities represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificate issued in the transactions. The recipient had adequate access to information about MD2patient, Inc.

     On November 23, 1999, Heritage Group, LLC effected a recapitalization pursuant to which 40,000,000 shares of Common Stock were returned to MD2patient, Inc. to be available for reissuance at the discretion of our Board of Directors.


     On January 14, 2000, we issued 10,000,000 shares of Common Stock to our directors, executive officers and employees pursuant to restricted stock award agreements. In addition, on February 11, 2000 we issued 3,500,000 shares of Common Stock to Joseph B. Crace, our Chief Executive Officer and 80,000 shares of Common Stock to other employees, which were also issued pursuant to restricted stock award agreements. Since March 1, 2000, we have issued 2,475,000 shares of Common Stock to other employees, also pursuant to restricted stock award agreements. The consideration for the issuance of these shares is future services that we expect to receive from these individuals. The offer, sale and issuance of these shares were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act.



     On June 23, 2000, we issued 3,600,000 shares of common stock to Heritage Health Systems, Inc. ("HHS") pursuant to an Internet Services Agreement. In exchange for the securities, HHS agreed to exclusively endorse and recommend our services to its affiliated independent physician associations and to their members.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

   *1.1    --  Underwriting Agreement.
   *3.1    --  Articles of Incorporation of MD2patient, Inc.
   *3.1.1  --  Articles of Amendment to the Articles of Incorporation of
               MD2patient, Inc.
   *3.1.2  --  Articles of Amendment to the Articles of Incorporation of
               MD2patient, Inc.
   *3.2    --  Bylaws of MD2patient, Inc.
   *4.1    --  Specimen Series A Convertible Preferred Stock certificate.
   *4.2    --  Specimen Series B Convertible Preferred Stock certificate.
   *4.3    --  Escrow Agreement.

   *4.4    --  Form of Stock Purchase Warrant.
   *5.1    --  Opinion of Alston & Bird LLP.
  *10.1    --  Business Consulting Statement of Work dated November 10,
               1999 by and between Arthur Andersen LLP and MD2patient, Inc.
  *10.2    --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and John E. Blount.
  *10.3    --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and Thomas A. Gallagher.
  *10.4    --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and Albert Rodewald.
  *10.5    --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and James G. Petway, Jr.
  *10.6    --  MD2patient, Inc. 2000 Long-Term Incentive Plan.
  *10.7    --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and John E. Blount.
  *10.8    --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and Thomas A.
               Gallagher.
  *10.9    --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and Albert Rodewald.
  *10.10   --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and James G. Petway,
               Jr.
  *10.11   --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and Rock A. Morphis.
  *10.12   --  Employment Agreement dated as of January 24, 2000 by and between MD2patient, Inc. and Joseph B. Crace.
  *10.13   --  Restricted Stock Award Agreement dated as of February 11,
               2000 by and between MD2patient, Inc. and Joseph B. Crace.
   10.14   --  Promissory Note dated June 19, 2000 by and between
               MD2patient, Inc. and Albert Rodewald.
   10.15   --  Promissory Note dated June 19, 2000 by and between
               MD2patient, Inc. and John E. Blount.
   10.16   --  Promissory Note dated June 19, 2000 by and between
               MD2patient, Inc. and James G. Petway, Jr.
   10.17   --  Promissory Note dated June 19, 2000 by and between
               MD2patient, Inc. and Rock A. Morphis.
   10.18   --  Promissory Note dated June 19, 2000 by and between
               MD2patient, Inc. and Thomas A. Gallagher.
   10.19   --  Promissory Note dated June 19, 2000 by and between
               MD2patient, Inc. and Joseph B. Crace.
   23.1    --  Consent of Independent Auditors.
  *23.2    --  Consent of Alston & Bird LLP (included in Exhibit 5.1).
  *24.1    --  Powers of Attorney.

  *27.1    --  Financial Data Schedule.
  *27.2    --  Financial Data Schedule.

-------------------------

 * previously filed.

     (b) Financial Statement Schedules

     None.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto
duly authorized, in the City of Franklin, State of Tennessee, on August   ,
2000.


                                          MD2patient, Inc.

                                          By:       /s/ JOHN E. BLOUNT
                                             -----------------------------------
                                                       John E. Blount

                                                   Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the
capacities indicated on August   , 2000.



                     SIGNATURE                                       TITLE
                     ---------                                       -----

                /s/ JOHN E. BLOUNT                   Chief Executive Officer and Director
---------------------------------------------------
                  John E. Blount

             /s/ JAMES G. PETWAY, JR.                President and Chief Financial Officer
---------------------------------------------------    (Principal Financial and Accounting
               James G. Petway, Jr.                    Officer)

                /s/ ALBERT RODEWALD                  Executive Vice President and Director
---------------------------------------------------
                  Albert Rodewald

              /s/ THOMAS A. GALLAGHER                Executive Vice President and Director
---------------------------------------------------
                Thomas A. Gallagher

                /s/ ROCK A. MORPHIS                  Chairman of the Board
---------------------------------------------------
                  Rock A. Morphis

                 /s/ MICHEAL LEWIS                   Executive Vice President
---------------------------------------------------
                   Micheal Lewis

                /s/ JOSEPH B. CRACE                  Director
---------------------------------------------------
                  Joseph B. Crace

                /s/ W. CURTIS WISE                   Director
---------------------------------------------------
                  W. Curtis Wise

               /s/ JOHN W. MCCLELLON                 Director
---------------------------------------------------
                 John W. McClellon

                                 EXHIBIT INDEX


 EXHIBIT
   NO.           DESCRIPTION
 -------         -----------
   *1.1      --  Underwriting Agreement.
   *3.1      --  Articles of Incorporation of MD2patient, Inc.
   *3.1.1    --  Articles of Amendment to the Articles of Incorporation of
                 MD2patient, Inc.
   *3.1.2    --  Articles of Amendment to the Articles of Incorporation of
                 MD2patient, Inc.
   *3.2      --  Bylaws of MD2patient, Inc.
   *4.1      --  Specimen Series A Convertible Preferred Stock certificate.
   *4.2      --  Specimen Series B Convertible Preferred Stock certificate.
   *4.3      --  Escrow Agreement.
   *4.4      --  Form of Stock Purchase Warrant.
   *5.1      --  Opinion of Alston & Bird LLP.
  *10.1      --  Business Consulting Statement of Work dated November 10,
                 1999 by and between Arthur Andersen LLP and MD2patient, Inc.
  *10.2      --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and John E. Blount.
  *10.3      --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and Thomas A. Gallagher.
  *10.4      --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and Albert Rodewald.
  *10.5      --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and James G. Petway, Jr.
  *10.6      --  MD2patient, Inc. 2000 Long-Term Incentive Plan.
  *10.7      --  Restricted Stock Award Agreement dated as of January 14,
                 2000 by and between MD2patient, Inc. and John E. Blount.
  *10.8      --  Restricted Stock Award Agreement dated as of January 14,
                 2000 by and between MD2patient, Inc. and Thomas A.
                 Gallagher.
  *10.9      --  Restricted Stock Award Agreement dated as of January 14,
                 2000 by and between MD2patient, Inc. and Albert Rodewald.
  *10.10     --  Restricted Stock Award Agreement dated as of January 14,
                 2000 by and between MD2patient, Inc. and James G. Petway,
                 Jr.
  *10.11     --  Restricted Stock Award Agreement dated as of January 14,
                 2000 by and between MD2patient, Inc. and Rock A. Morphis.
  *10.12     --  Employment Agreement stated as of January 24, 2000 by and between MD2patient, Inc. and Joseph B. Crace.
  *10.13     --  Restricted stock award agreement dated as of February 11,
                 2000 by and between MD2patient, Inc. and Joseph B. Crace
   10.14     --  Promissory Note dated June 19, 2000 by and between
                 MD2patient, Inc. and Albert Rodewald.
   10.15     --  Promissory Note dated June 19, 2000 by and between
                 MD2patient, Inc. and John E. Blount.
   10.16     --  Promissory Note dated June 19, 2000 by and between
                 MD2patient, Inc. and James G. Petway, Jr.
   10.17     --  Promissory Note dated June 19, 2000 by and between
                 MD2patient, Inc. and Rock A. Morphis.
   10.18     --  Promissory Note dated June 19, 2000 by and between
                 MD2patient, Inc. and Thomas A. Gallagher.
   10.19     --  Promissory Note dated June 19, 2000 by and between
                 MD2patient, Inc. and Joseph B. Crace.

 EXHIBIT
   NO.           DESCRIPTION
 -------         -----------
   23.1      --  Consent of Independent Auditors.
  *23.2      --  Consent of Alston & Bird LLP (included in Exhibit 5.1).
  *24.1      --  Powers of Attorney.
  *27.1      --  Financial Data Schedule.
  *27.2      --  Financial Data Schedule.

-------------------------

 * previously filed.